PROSPECTUS Filed pursuant to Rule 424(b)(3)
                           Registration No. 333-52414

                       Win or Lose Acquisition Corporation

                                  Common Stock

          12,600,000 shares to be issued by us in connection with a business combination; and

          2,000,000 outstanding shares to be distributed by selling stockholders

     We are a "blank check company" as defined in Securities and Exchange Commission Rule 419. This is an initial public distribution of our stock.

     We have registered this distribution under the Securities Act of 1933 for the purpose of creating a "public shell" and facilitating our plans to engage in a merger or acquisition transaction with an unidentified company. We refer to merger and acquisition transactions as "business combinations."

     We have registered 12,600,000 acquisition shares that our company will offer and may issue in a business combination transaction. We will receive property in exchange for acquisition shares.

     We have registered 2,000,000 issued and outstanding shares that four officers of our company will offer and may transfer or sell in the following classes of transactions:

o They will give 400,000 shares of our stock to family members, personal friends and business acquaintances. We refer to gift share recipients as "donees." Our officers will not receive money, property or other consideration from any donee in connection with the gift share distribution.

o They will sell a maximum of 1,600,000 founders' shares to third parties in connection with a business combination. The prices to be paid by purchasers of founders' shares will be negotiated on a transaction-by-transaction basis and may be substantial. Our company will not receive any proceeds from the sale of founders' shares by the selling stockholders.

     This is a "self-underwritten" distribution. That means we will not use an underwriter in connection with the negotiation of a business combination or the issuance of acquisition shares. Likewise, our officers will not use an underwriter in connection with their distribution of the gift shares or their resale of the founders' shares. However, we reserve the right to enter into appropriate underwriting or brokerage contracts if warranted.

     The gift share distribution is subject to Rule 419 and our officers will promptly deposit all stock certificates for the gift shares that they transfer to donees in escrow with First Union National Bank. We refer to this escrow as the "Rule 419 escrow." The stock certificates deposited in the Rule 419 escrow will be held in trust for the sole benefit of the donees until we negotiate a business combination and comply with the disclosure, reconfirmation and closing requirements of Rule 419.

     There has never been a public market for our shares and the resale or other transfer of gift shares will be prohibited until we have closed a business combination. There is no assurance a market will ever develop.

     If we ultimately conclude that we will be unable to negotiate a suitable business combination, comply with Rule 419 and close the proposed transactions within 18 months from the date of this prospectus, we intend to distribute any remaining assets to our stockholders and liquidate.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Our shares are extremely speculative. The business plan described in this prospectus involves a very high degree of risk. See "Risk Factors" beginning on page 4.

                   The date of this prospectus is June 7, 2002

     Our officers are distributing the gift shares subject to the requirements of Securities and Exchange Commission Rule 419. This distribution of securities is also subject to the approval of certain legal matters by counsel. We reserve the right to withdraw, cancel or modify this distribution of securities at any time.

                                TABLE OF CONTENTS

Prospectus Summary........................................................1

Summary Financial Information.............................................3

Risk Factors..............................................................4

   Risks for All Stockholders.............................................4

     o Our officers expect the gift share distribution to significantly increase the value of their remaining shares and their "gifts" cannot be viewed as acts of simple generosity.

     o Even if we negotiate and close a business combination, an active, stable, liquid and sustained public market for the combined companies' shares may never develop.

     o Our officers do not have any experience with Rule 419 transactions that you can use to evaluate our company's future potential.

     o You will not be able to sell your gift shares until we complete a business combination.

     o You will be required to retain ownership of at least 100 gift shares for up to nine months after we complete a business combination.

     o We will not be able to obtain additional financing until we complete a business combination.

     o Time pressures may increase the risk that we will truncate our due diligence, lower our expectations or liberalize our selection standards.

     o Our reconfirmation offering will be a "take it or leave it" proposition.

     o You may not be able to rely on the collective business judgment of others.

     o We do not intend to comply with the corporate governance standards that would be required under Nasdaq or BBX rules until we complete a business combination.

     o We expect a business combination to result in a change in control and our officers will not have any power to influence future decisions of the combined companies.

     o The personal pecuniary interests of our officers may conflict with their fiduciary duties.

     o All of our officers are engaged in other business activities and will face conflicts of interest in allocating their time among their various business affairs.

     o If we lose the services of Mr. Petersen, we may be unable to pay the fees of outside legal counsel.

     o We have registered the bulk of our outstanding shares and all of the shares we plan to issue.

     o Our regulatory status may make a business combination more complex and expensive.

     o There has never been a public market for our shares and such a market may never develop.

     o The combined companies' shares are likely to be subject to the SEC's penny stock regulations, which may discourage brokers from effecting transactions in those shares.

   Additional Risks for Owners of Potential Targets.......................6

     o A business combination with our company will probably not be less expensive than an IPO.

     o You should not consider a business combination with our company if you need additional capital or will require additional capital within 12 to 18 months.

     o You should expect increased regulatory scrutiny and a high degree of skepticism from the financial community if you enter into a business combination with our company.

     o You should not consider a business combination with our company if you are seeking short-term investment liquidity for corporate insiders.

     o The combined companies' shares will not qualify for an immediate Nasdaq listing and may never qualify for such a listing.

     o The holders of gift shares are likely to be "sellers" and the availability of large quantities of gift shares may impede the development of a trading market or increase market volatility.

     o If the combined companies are successful, there may not be enough shares available.

     o We are not investment bankers and you will need to devote substantial time, effort and expense to developing and maintaining an active trading market.

This Prospectus Includes Forward Looking Statements.......................8

The Gift Share Distribution is Subject to Securities and
Exchange Commission Rule 419..............................................8

Use of Proceeds..........................................................10

Reasons for the Gift Share Distribution..................................10

Dilution.................................................................11

Capitalization...........................................................11

Managements' Discussion and Analysis of
   Financial Condition and Plan of Operations............................11

Proposed Business........................................................12

Management...............................................................18

Principal Stockholders...................................................24

Certain Transactions.....................................................25

Description of Securities................................................26

Plan of Distribution
   Self-Underwritten Distribution........................................27
   Gift Share Distribution...............................................28
   Offer and Sale of Acquisition Shares..................................28
   Offer and Sale of Founders' Shares....................................29
   Selling Stockholders..................................................30

Shares Eligible for Future Sale..........................................31

Experts..................................................................32

Legal Matters............................................................32

Where You Can Find Additional Information................................32

Index to Financial Statements...........................................F-1

Instructions for Donees.................................................S-1

Gift Share Acceptance Certificate.......................................S-1



















.......Until 90 days after the date when the subscription funds and stock certificates are released from the Rule 419 escrow, all dealers that effect transactions in our shares, whether or not participating in this distribution as underwriters, may be required to deliver a prospectus.

                            Copyright (C) 2001, 2002
                             Petersen & Fefer, Attorneys at Law THIS DERIVATIVE
                   WORK HAS BEEN CREATED WITH PERMISSION.
                               ALL OTHER RIGHTS ARE RESERVED.

                               PROSPECTUS SUMMARY

     You should read the entire prospectus carefully. Unless we tell you otherwise, this prospectus gives retroactive effect to a three share for five stock dividend that we implemented in December 2001.

     We are a "blank check company." We have not engaged in any substantive business activities to date and we have no specific plans to engage in any particular business in the future. We have registered this distribution for the purpose of creating a "public shell" and facilitating our plans to engage in a business combination with an unidentified company. We refer to acquisition candidates as "targets."

     We believe that the owners of a target may conclude that a business combination with our company is a reasonable alternative to an initial public offering or "IPO." Our belief is based on the experience of our officers in similar transactions between private companies and public shells. We have not commenced our search for a target and will not restrict our search to any particular industry. There can be no assurance that we will be able to identify a suitable target or negotiate a business combination on acceptable terms.

     Our business office is located at 1268 Bayshore Boulevard, Dunedin, Florida 33698. Our Internet address is www.winorlose.info. Our telephone number is (727) 734-7346.

Current Capitalization

     Our officers own 2,400,000 shares of our common stock. They will distribute 400,000 gift shares to donees and they will offer to sell a maximum of 1,600,000 founders' shares to third parties in connection with a business combination. Our officers will continue to hold at least 400,000 shares after the completion of this distribution.

The Distribution

     We have registered 12,600,000 acquisition shares that we will offer to issue in connection with a business combination. We have also registered 2,000,000 shares that are owned by four officers of our company who are identified as selling stockholders in this prospectus. The principal components of our planned distribution are:

o     A gift share distribution that will make us a public company; and

o A business combination with an unidentified target that will make us an operating company.

     In connection with the gift share distribution, our officers will give 400,000 shares of our stock to family members, personal friends and business acquaintances selected by them. Each donee will receive 500 gift shares and be subject to the restrictions described in this prospectus. Our officers will not receive money, property or other consideration from any donee in connection with the gift share distribution. Upon completion of the gift share distribution, we will have 804 stockholders and 2,400,000 shares outstanding.

     In connection with a business combination, our company will offer to issue up to 12,600,000 acquisition shares to the owners of a target. Concurrently, our officers will offer to resell up to 1,600,000 founders' shares to our advisors, owners of a target and other participants in the business combination. We will receive property in connection with the issuance of acquisition shares, but our officers will keep any proceeds from the resale of founders' shares. We will have up to 15,000,000 shares outstanding upon completion of a business combination.

     If we ultimately conclude we will be unable to negotiate a suitable business combination, comply with Rule 419 and close the proposed transactions within 18 months, we intend to distribute any remaining assets to our stockholders and liquidate.

Rule 419 Requirements

     The gift share distribution is subject to Rule 419 and our officers will promptly deposit all certificates for the gift shares that they transfer to donees in the Rule 419 escrow. Stock certificates in the Rule 419 escrow will be held in trust for the sole benefit of the donees until we negotiate a business combination and comply with the disclosure, reconfirmation and closing requirements of Rule 419. Donees will not be permitted to sell or transfer their gift shares until we complete a business combination.

     If we negotiate a business combination, we will file an amendment to our registration statement that includes the information specified in Rule 419(e)(1). Within five days after the effective date of this amendment, we will deliver an updated prospectus to each donee. Each donee will then be required to either approve the proposed transactions in writing and retain the gift shares, or reject the proposed transactions and return the gift shares to the officer who made the original gift. Donees that approve the proposed transactions will be required to retain ownership of at least 100 gift shares until the earlier of nine months after the closing of the business combination or the listing of the combined companies' shares on the Nasdaq Stock Market.

Acquisition Plan

     We will promptly begin our search for a target. We believe our search for a target will require months of investigation. We also expect the negotiation of a business combination to be a time consuming process. Our officers will have broad discretion to structure a business combination and negotiate terms for the issuance of acquisition shares and the resale of founders' shares. The prospectus for our reconfirmation offering will disclose the material terms of all such all transactions.

      The following example provides summary forward-looking information on the future ownership of our company assuming that 12,600,000 acquisition shares are issued in connection with a business combination, 1,400,000 founders' shares are sold to the owners of a target and 200,000 founders' shares are sold to our advisors.

                                                       Current      Share purchases  Potential future    Percent
Our Officers                                       capitalization     and (sales)     capitalization    of total
Shares currently outstanding                         2,400,000
Gift shares transferred to donees                                       (400,000)
Founders' shares sold to advisors                                       (200,000)
Founders' shares sold to owners of the target               --        (1,400,000)
                                                            --        -----------
Total                                                2,400,000        (2,000,000)         400,000          2.67%

Gift Share Donees                                           --           400,000          400,000          2.67%

Advisors to our company                                     --           200,000          200,000          1.33%

Owners of the target
Founders' shares purchased                                  --         1,400,000
Acquisition shares received                                 --        12,600,000
                                                                      ----------
Total                                                                 14,000,000       14,000,000         93.33%
                                                                                       ----------        -------
Total shares outstanding after business combination                                    15,000,000        100.00%

     The ownership interests of the various classes of stockholders will not be known until we have negotiated a business combination transaction. Accordingly, such interests may vary significantly from the forward-looking information set forth in the example. While there are no limits on the number of founders' shares that could be sold to our advisors, we expect that the owners of a target will seek to maximize their collective ownership interest in the combined companies. If a target has significant minority stockholders who will not otherwise be classified as affiliates of the combined companies under applicable Nasdaq rules, it is possible that no founders' shares will be sold to advisors. We will not negotiate a business combination on terms that would result in the combined companies having a public float of less than 1,000,000 shares under applicable Nasdaq rules.

No Established Market

     There has never been a public market for our shares. Even if we complete a business combination, the combined companies' shares will not qualify for an immediate Nasdaq listing. At present, the securities of public companies that do not qualify for a Nasdaq listing are either quoted on the OTC Bulletin Board or listed in the Pink Sheets. The markets for OTC Bulletin Board and Pink Sheet securities are frequently illiquid and volatile.

     The NASD has recently announced plans to launch a new Bulletin Board ExchangeSM for small public companies in the first quarter of 2003. While we believe the combined companies' shares are likely to qualify for listing on the BBXSM, final listing standards have not yet been adopted. There is no assurance that the combined companies' shares will qualify for a BBX listing or that a market will ever develop.

                          SUMMARY FINANCIAL INFORMATION

Summary Statement of Operations Data

      The following table presents summary information on our results of operations for the year ended December 31, 2001, the period from December 1, 2000 (Inception) through December 31, 2000 and the three-month periods ended March 31, 2002 and 2001. This data is qualified in its entirety by our financial statements.

                                           Year ended December 31,              Three-months ended March 31,
                                           -----------------------              ----------------------------
                                         2000 (1)            2001                  2001              2002
                                         (Audited)         (Audited)            (Unaudited)       (Unaudited)
 Organization costs (2)                    $7,215
 Operating expenses (3)                    $1,000           $3,072                  $804            $1,000
 Net income (loss)                        ($8,215)         ($3,072)                ($804)          ($1,000)
 Net Income (loss) per share                  $--              $--                   $--               $--
 Number of shares outstanding (4)       2,400,000        2,400,000             2,400,000         2,400,000

     (1)  Period from December 1, 2000 (inception) through December 31, 2000.

     (2) Our officers paid $6,715 of organization costs on our behalf during the year ended December 31, 2000.

     (3) Our officers paid $3,000 of operating costs on our behalf during the year ended December 31, 2001.

     (4) Gives retroactive effect to a three share for five stock dividend that we implemented in December 2001.

Summary Balance Sheet Data

      The following table presents summary information on our financial condition at December 31, 2001 and March 31, 2002. The table also presents as adjusted information that gives retroactive effect to the gift share distribution. This data is qualified in its entirety by our financial statements.

                                                            As of                 As of              As Adjusted
                                                      December 31, 2001      March 31, 2002        for gift shares
                                                          (Audited)            (Unaudited)           (Pro forma)
Cash in banks                                              $ 38,426              $ 37,426              $ 45,000 (1)
Deferred offering costs (2)                                 110,349               125,134 (3)           148,264 (4)
                                                           --------              --------              --------
Total assets                                               $148,775              $162,560              $193,264
                                                           ========              ========              ========

Total Liabilities                                               $--                   $--                   $--
                                                                ===                   ===                   ===

Common stock                                                $ 2,400               $ 2,400               $ 2,400
Additional paid-in capital                                  157,662               172,477               203,151 (5)
Deficit accumulated during
   the development stage                                    (11,287)              (12,287)              (12,287)
                                                           ---------             ---------             ---------
Total stockholders' equity                                 $148,775              $162,560              $193,264
                                                           ========              ========              ========

     (1) Our officers will make an additional capital contribution of $7,574 on the date of this prospectus for the purpose of increasing our available cash to $45,000.

     (2) Deferred offering costs will be carried as an asset until we complete a business combination or abandon our business and liquidate. At that time, deferred offering costs will be offset against additional paid-in capital.

     (3) We incurred $125,134 in offering costs prior to March 31, 2002. Our Company paid $5,002 of these costs and our officers paid or agreed to pay the balance.

     (4) We expect to incur $23,130 in additional offering costs prior to the completion of the gift share distribution. Our officers will pay all of these costs.

     (5) Includes $7,574 that our officers will contribute to us on the date of this prospectus and $23,130 in additional paid-in capital from the payment of additional offering costs by our officers.

                                  RISK FACTORS

      Our shares are extremely speculative and our business plan involves a very high degree of risk. We believe that common stock in a blank check company is one of the most speculative investments available. You should carefully consider the following risks together with the other detailed information in this prospectus.

Risks for all Stockholders

     Our officers expect the gift share distribution to significantly increase the value of their remaining shares and their "gifts" cannot be viewed as acts of simple generosity.

     We will become a publicly held blank check company as a direct result of the gift share distribution. Our officers believe this legal status will make our company more attractive to potential targets and significantly increase the value of their remaining shares. If we are able to successfully implement our business plan, our officers expect to realize substantial personal gains from the immediate resale of 1,600,000 founders' shares and the future resale of 400,000 additional shares they will retain for investment. Under these circumstances, their "gifts" cannot be viewed as acts of simple generosity.

     Even if we negotiate and close a business combination, an active, stable, liquid and sustained public market for the combined companies' shares may never develop.

     Sally A. Fonner, our president, has previously served as the sole officer and director of five inactive public shells that effected business combinations with private companies. In each of these transactions, the combined companies have only qualified for quotation on the OTC Bulletin Board, trading has not been active, liquid or sustained and the market prices have been volatile. Even if we negotiate and close a business combination, an active, liquid, stable and sustained public market for the combined companies' shares may never develop. Donees are encouraged to independently review the available information on Ms. Fonner's prior transactions.

     Our officers do not have any experience with Rule 419 transactions that you can use to evaluate our company's future potential.

     Transactions under Rule 419 are considerably more complex than other shell transactions. Our officers do not have any experience with Rule 419 transactions and their prior experience in simple shell transactions may not be a reliable indicator of their ability to complete a business combination that is subject to the more stringent requirements of Rule 419. There is no assurance that we will negotiate or close a business combination.

     You will not be able to sell your gift shares until we complete a business combination.

     All certificates for gift shares will be promptly deposited in the Rule 419 escrow and held in trust until we close a business combination. You will not be able to sell or transfer your gift shares until we have completed a business combination and the escrow agent has mailed your stock certificates to you.

     You will be required to retain ownership of at least 100 gift shares for up to nine months after we complete a business combination.

     Each donee will be required to retain ownership of at least 100 gift shares until the earlier of nine months after the completion of a business combination or the listing of the combined companies' shares on Nasdaq. A simple quotation on the OTC Bulletin Board, the Pink Sheets or the proposed BBX will not satisfy this listing requirement. When the gift shares are released from the Rule 419 escrow, each donee will receive two certificates: one for 100 shares and a second for 400 shares. The certificate for 100 shares will be imprinted with a restrictive legend that describes the applicable limitations on transfer.

     We will not be able to obtain additional financing until we complete a business combination.

     Our officers will make an additional capital contribution of $7,574 on the date of this prospectus for the purpose of increasing our available cash to $45,000. We will not be able to obtain additional financing until we complete a business combination. If we spend our available cash before we complete a business combination, we may be forced to abandon our business and liquidate.

     Time pressures may increase the risk that we will truncate our due diligence, lower our expectations or liberalize our selection standards.

     If we ultimately conclude that we will be unable to negotiate a suitable business combination, comply with Rule 419 and close the proposed transactions within 18 months from the date of this prospectus, we will promptly distribute any remaining assets to our stockholders and liquidate our company. This will increase the risk that we will truncate our due diligence, lower our expectations or liberalize our selection standards over time.

     Our reconfirmation offering will be a "take it or leave it" proposition.

     We must conduct our reconfirmation offering as soon as we negotiate a transaction where the fair value of the target exceeds $2,920,000. If we select a target and make a reconfirmation offering that is not accepted by the requisite percentage of donees, Rule 419 will require us to unwind the gift share distribution and return the gift shares to our officers. Therefore, our reconfirmation offering will be a "take it or leave it" proposition.

     You may not be able to rely on the collective business judgment of others.

     Rule 419 does not establish a fixed percentage of donees that must approve our reconfirmation offering. Instead, it only requires that our prospectus disclose the reconfirmation threshold negotiated by the parties. If a proposed transaction provides for a relatively low reconfirmation threshold, you may not be able to rely on the collective business judgment of the other donees. Conversely, if a proposed transaction provides for a relatively high reconfirmation threshold, the other donees may have the power to overrule your individual decision.

     We do not intend to comply with the corporate governance standards that would be required under Nasdaq or BBX rules until we complete a business combination.

      We do not have any independent directors or an audit committee to review related party transactions. We do not intend to solicit stockholder approval for a business combination. We do not intend to comply with the corporate governance standards that would be required under Nasdaq or BBX rules until we complete a business combination. After the gift share distribution, our officers will own approximately 83% of our voting stock and they will have both the executive and voting power to approve all corporate actions without your consent.

     We expect a business combination to result in a change in control and our officers will not have any power to influence future decisions of the combined companies.

     We will issue up to 12,600,000 acquisition shares in connection with a business combination. Therefore we expect a business combination to result in a change in control. After a change in control, the owners of the target will have the right to appoint their own management team and our current officers will not be able to influence future decisions, seek a listing for the combined companies' shares or take any other action to promote a public market. There can be no assurance that we will be able to negotiate appropriate after-market support agreements or that any terms we negotiate will be effective. If successor management does not devote sufficient time and resources to developing and promoting a public market, you may be unable to sell your gift shares at any price.

     The personal pecuniary interests of our officers may conflict with their fiduciary duties.

     Our registration statement includes 1,600,000 founders' shares that our officers may resell to our advisors, owners of a target and other participants in the business combination. While our officers will not resell founders' shares at a price that represents a premium to the comparable per share value received by our company, it is likely that a business combination and the related resale of founders' shares will result in the transfer of property to our company and the payment of cash to our officers. Therefore, the personal pecuniary interests of our officers may conflict with their fiduciary duties. We will not receive any proceeds from the resale of the founders' shares.

     All of our officers are engaged in other business activities and will face conflicts of interest in allocating their time among their various business affairs.

     Our officers are not required to devote any specific amount of time to our business. Each of our officers is actively involved in other business pursuits and they will all face conflicts in allocating their time among their various business interests. Such conflicts may cause delays or prevent us from effecting a business combination.

     If we lose the services of Mr. Petersen, we may be unable to pay the fees of outside legal counsel.

     We expect that John L. Petersen, our general counsel, will represent our company in connection with a business combination and assist in drafting the post-effective amendment to our registration statement. We will not pay any cash fees to Mr. Petersen for these services. If Mr. Petersen fails to provide the required services in a timely manner, we may have insufficient cash to retain outside legal counsel to perform the required work.

     We have registered the bulk of our outstanding shares and all of the shares we plan to issue.

     We have registered the bulk of our outstanding shares and all of the shares we plan to issue. If we close a business combination, all shares held by gift share donees, our advisors and other stockholders who are not affiliates of the combined companies will be eligible for immediate resale. If a substantial number of shares are offered for sale at the same time, the market price is likely to decline and such declines may be permanent.

     Our regulatory status may make a business combination more complex and expensive.

      This distribution has been registered on Form S-1. Our decision to use this form may make compliance with the disclosure and reconfirmation requirements of Rule 419 more difficult. All our future SEC filings must comply with the requirements of Regulations S-K and S-X, which can be more complex than their counterparts under Regulation S-B. Therefore, the owners of a potential target may decide that added cost of regulatory compliance will make our company less desirable than a competing public shell.

     There has never been a public market for our shares and such a market may never develop.

     There has never been a public market for our shares and such a market may never develop. No market makers have expressed any interest in our company and we do not intend to engage in discussions with potential market makers until we have negotiated a business combination. If an active public market for the shares of the combined companies does not develop, you may be unable to resell your shares at any price.

     The combined companies' shares are likely to be subject to the SEC's penny stock regulations, which may discourage brokers from effecting transactions in those shares.

     Under applicable SEC regulations, shares that are issued by a company that has less than $5,000,000 in net tangible assets, have a market price of less than $5 and are not listed on Nasdaq or a stock exchange are classified as "penny stock." The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and accredited investors. The combined companies' shares are likely to be subject to the penny stock regulations, which may discourage brokers from effecting transactions in those shares. This would decrease market liquidity, adversely affect market price and make it difficult for you to use the combined companies' shares as collateral.

Additional Risks for Owners of Potential Targets

      A business combination with our company will probably not be less expensive than an IPO.

      We do not have access to any substantial financial resources. Accordingly, a business combination with our company will probably not be less expensive than an IPO. We expect you will expend substantial sums for:

o The fees of your lawyers and accountants who will bear primary responsibility for preparing the information that must be included in the prospectus for our reconfirmation offering;

o The costs of preparing any additional registrations and applications necessary to facilitate the closing of a business combination, comply with state law or facilitate the development of a trading market; and

o The costs of preparing, filing and distributing regular reports under the Exchange Act, together with the specific stockholder reports required by Rule 419.

      We believe that an IPO is usually a better alternative than a business combination with a public shell. If you have the ability to conduct an IPO, we encourage you to do so.
If you are not in a position to conduct an IPO and you still want to go public, you should be aware that the process of effecting a business combination with a public shell is difficult, expensive and subject to numerous substantial risks that will make it very difficult to develop an active, liquid, stable and sustained trading market for the combined companies' shares.

      You should not consider a business combination with our company if you need additional capital or will require additional capital within 12 to 18 months.

      A business combination with our company will not give you immediate access to the capital markets. You should not consider a business combination with our company if you need additional capital or will require additional capital within 12 to 18 months. Until the combined companies have been active for a sufficient period of time to demonstrate credible operating performance, it will be very difficult, if not impossible, for the combined companies to raise additional capital. You cannot assume that additional capital will ever be available.

      You should expect increased regulatory scrutiny and a high degree of skepticism from the financial community if you enter into a business combination with our company.

      Blank check companies have been used as vehicles for fraud and manipulation in the penny stock market. Therefore, you should expect more regulatory scrutiny at the Federal and state level than you might otherwise encounter if you simply filed a registration statement for an IPO. Moreover, the financial community views shell transactions with a high degree of skepticism until the combined companies have been active for a sufficient period of time to demonstrate credible operating performance. Increased regulatory scrutiny may increase your compliance costs and market skepticism may make it more difficult to establish and maintain an active, liquid, stable and sustained trading market for the combined companies' shares.

      You should not consider a business combination with our company if you are seeking short-term investment liquidity for corporate insiders.

      While the acquisition and founders' shares have been registered under the Securities Act, all shares held by persons who are affiliates of the combined companies will be classified as "restricted securities" that were issued on the closing date of the business combination. These shares will not be eligible for resale for a period of one year after the closing date unless the resale is registered under the Securities Act. You should not consider a business combination with our company if you are seeking short-term investment liquidity for corporate insiders.

      The combined companies' shares will not qualify for an immediate Nasdaq listing and may never qualify for such a listing.

      We expect the combined companies to satisfy Nasdaq's record holder and public float standards. Even if a target satisfies Nasdaq's operating history, stockholders' equity, net income and market capitalization standards, the combined companies must also have three active market makers and satisfy Nasdaq's minimum bid price standards. Nasdaq ordinarily requires an established trading history of 90 days at a price that exceeds the minimum bid price standard before it will consider a listing application. Therefore, the combined companies' shares will have to begin trading on the OTC Bulletin Board, the Pink Sheets or the proposed BBX, and wait to apply for a Nasdaq listing until all of the applicable listing standards have been satisfied. There can be no assurances that the combined companies' shares will ever qualify for a Nasdaq listing.

      The holders of gift shares are likely to be "sellers" and the availability of large quantities of gift shares may impede the development of a trading market or increase market volatility.

      The holders of gift shares will have no money at risk in our company. If you enter into a business combination with us, the donees are likely to be willing to sell gift shares at a price that is significantly less than the minimum bid price required for a Nasdaq listing. In such an event, the market may have to absorb a substantial percentage of the outstanding gift shares before the prevailing market price stabilizes.

      If the combined companies are successful, there may not be enough shares available.

      Our capital structure has been designed to foster the development of an orderly trading market. However, if the combined companies are successful, the relatively small number of freely transferable shares may make it difficult to satisfy market demand. Our existing stockholders can be expected to maximize their personal benefit and if substantial quantities of our gift shares are withheld from the market, the resulting supply and demand imbalances may drive the market price of the combined companies' shares to unsustainable levels.

      We are not investment bankers and you will need to devote substantial time, effort and expense to developing and maintaining an active trading market.

      We are not investment bankers and we have no ability to promote a market for the combined companies' shares. Therefore, you will need to devote substantial time, effort and expense to developing and maintaining an active trading market. If you fail to devote adequate time and resources to that effort, any market that does develop is likely to be short-lived and volatile. If an active and liquid trading market does not develop, the market price for the combined companies' shares will decline and such declines are likely to be permanent.


                            THIS PROSPECTUS INCLUDES
                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements and information on a number of topics, including:

o    Our goals, our business plan and the availability of suitable targets;

o Our ability to locate a suitable target, conduct an adequate due diligence investigation and negotiate a reasonable business combination;

o Our ability to execute our business plan in compliance with the requirements of Rule 419;

o The potential development of a public trading market for the combined companies' shares; and

o Other topics that can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," "believe" and other similar words.

     These statements are forward-looking and reflect our current expectations. They are subject to a number of risks and uncertainties, including the risk factors and other uncertainties described in this prospectus. We do not intend to update our forward-looking statements. In light of the many risks and uncertainties surrounding our business plan, donees, owners of targets and potential purchasers of founders' shares should be aware that we can provide no assurance that any of the forward-looking statements in this prospectus will prove to be accurate.


                    THE GIFT SHARE DISTRIBUTION IS SUBJECT TO
                        SECURITIES AND EXCHANGE COMMISSION RULE 419

     We are a "blank check company," as defined in Rule 419. Our business plan may be described as a "blind pool" because neither you nor we know what the business of our company will be. This section explains the requirements of Rule 419 and describes the procedures we will implement to insure compliance with that Rule.

Introduction to Rule 419

     Blank check companies have been used as vehicles for fraud and manipulation in the penny stock market. In response to a Congressional mandate, the SEC adopted Rule 419, which requires blank check companies to implement certain safekeeping, disclosure and reconfirmation procedures in their public offerings, including:

o Depositing at least 90% of any net offering proceeds in escrow until the requirements of Rule 419 have been satisfied and an acquisition has been completed;

o Depositing all stock certificates for shares distributed to the public in escrow until the requirements of Rule 419 have been satisfied and an acquisition has been completed;

o Conducting a reconfirmation offering for the purpose of giving public stockholders an opportunity to review and consider detailed prospectus disclosure concerning a proposed acquisition;

o Giving each public stockholder an opportunity to either approve the proposed acquisition and retain his shares, or reject the proposed acquisition and unwind his share acquisition transaction;

o Unwinding individual transactions with any public stockholders that fail to approve the reconfirmation offering in writing; and

o Unwinding all transactions if a specified percentage of the public stockholders do not approve the reconfirmation offering in writing, or if a suitable acquisition is not closed within 18 months.

Application of Rule 419

      Rule 419 applies to every registration statement filed by a blank check company. The staff of the SEC's Division of Corporation finance has taken the position that Rule 419 applies to both issuer transactions and the resale of outstanding securities. We will comply with the applicable requirements of Rule 419.

     Our officers will not receive money, property or other consideration from any donee in connection with the gift share distribution. Accordingly, there will be no offering proceeds that can be deposited in escrow. When a gift share transaction is completed, our officers will promptly deposit certificates for the gift shares in the Rule 419 escrow. Those certificates will be held in trust for the sole benefit of the donee until we negotiate a business combination and comply with the disclosure, reconfirmation and closing requirements of Rule 419.

     All gift shares deposited in the Rule 419 escrow will be represented by individual stock certificates that are registered in the names of the individual donees. While certificates for gift shares are held in the Rule 419 escrow, the donees will be entitled to all of the voting and other rights of stockholders of our company. However gift shares deposited in the Rule 419 escrow may not be sold or transferred by donees, except upon death or pursuant to a qualified domestic relations order.

     Purchasers of founders' shares will have the right to terminate their agreements without penalty until they approve the terms of our reconfirmation offering in writing. Notwithstanding such approval, all contracts for the resale of founders' shares will be contingent on the successful completion of our reconfirmation offering to donees. Purchasers of founders' shares will not be required or permitted to pay for founders' shares until the related business combination has closed. Therefore, the resale of founders' shares will not result in any proceeds that can be deposited in escrow.

     When our officers agree to resell founders' shares, they will promptly deposit certificates for those shares in the Rule 419 escrow where they will be held in trust until we complete our reconfirmation offering and close a business combination. Resale transactions for founders' shares will close concurrently with or promptly after the related business combination closing.

     Founders' shares deposited in the Rule 419 escrow will be registered in the name of the selling officer and accompanied by duly executed instruments of transfer. Purchasers of founders' shares will not obtain title to their shares or have any voting or other stockholders' rights until the resale transactions are closed. Pending closing of the resale transactions, all voting and other stockholders rights will remain vested in our officers.

Reconfirmation Offering

     Rule 419 requires us to conduct a reconfirmation offering before we close a business combination. We will take the following steps to insure compliance with the requirements of Rule 419:

o When we negotiate a business combination with a target, we will sign a preliminary written agreement that is subject to the approval or consent of the target's stockholders and contingent on the completion of our reconfirmation offering to donees;

o When our officers negotiate agreements for the resale or other transfer of finders shares to our advisors, the owners of a target or other participants in a proposed business combination, the parties will sign preliminary written agreements that are subject to the purchaser's acceptance of our reconfirmation offering and contingent on the completion of our reconfirmation offering to donees;

o When preliminary written agreements have been signed by all necessary parties, we will file a post-effective amendment to our registration statement that contains the specific information required by Rule 419(e)(1)(i)-(iii), together with other appropriate disclosures;

o Before conducting our reconfirmation offering to donees, we will deliver a final prospectus to each stockholder of the target and each person who will purchase founders' shares. If the terms of our reconfirmation offering are approved by all necessary parties, we will then execute definitive agreements that are only subject to the successful completion of our reconfirmation offering;

o After executing the definitive agreements, we will deliver a final updated prospectus to each donee and conduct our reconfirmation offering.

      In connection with our reconfirmation offering, each donee will be given at least 20 and not more than 45 days to consider the prospectus information and make reconfirmation decision. Each donee will then be required to either approve the terms of our reconfirmation offering in writing and retain the gift shares, or reject the terms of our reconfirmation offering and return the gift shares to the officer who made the original gift.

     Rule 419 requires us to treat a donees' failure to respond to our reconfirmation offering as a rejection of the reconfirmation offering terms. If a donee fails to respond in a timely manner his gift share transaction will be unwound and his gift shares will be returned to the officer who made the original gift. If a specified percentage of the donees do not approve the terms of our reconfirmation offering in writing, all of the gift share transactions will be unwound, all gift shares will be returned to our officers and the proposed transactions will be abandoned.

     Donees should understand that if our reconfirmation offering provides for a relatively low reconfirmation threshold, they might not be able to rely on the collective business judgment of a large number of other donees in making a reconfirmation decision. Conversely, if our reconfirmation offering provides for a relatively high reconfirmation threshold, the donees as a group might have the power to overrule individual decisions.

     After we complete our reconfirmation offering and close a business combination, we will send a notice of completion to the escrow agent. This notice will include a copy of our final prospectus and identify the donees that approved the terms of our reconfirmation offering in writing. Upon the receipt of this notice, the escrow agent will release all of the remaining stock certificates from the Rule 419 escrow and we will file a prospectus supplement that indicates the number of shares released from the Rule 419 escrow and the date of such release.


                                 USE OF PROCEEDS

     Our officers will make an additional capital contribution of $7,574 on the date of this prospectus for the purpose of increasing our available cash to $45,000. This contribution will not be classified as offering proceeds.

      While our officers will not receive any money, property or other consideration in connection with the gift share distribution, they may resell all or any portion of the founders' shares. The proceeds from the resale of founders' shares may be substantial, but our company will not have any interest in those proceeds.

     Our company will not receive any proceeds from either the gift share distribution or the resale of founders' shares. If we close a business combination, we will receive property in connection with the issuance of acquisition shares. It is impossible to predict the value of such property.


                     REASONS FOR THE GIFT SHARE DISTRIBUTION

     We will become a publicly held blank check company as a direct result of the gift share distribution. Our officers believe this status will make our company more attractive to potential targets and significantly increase the value of their remaining shares. Because of the complexities involved in soliciting investors and accounting for investor funds under Rule 419, our officers have concluded it is in their best interest to simply distribute gift shares to family members, personal friends and business acquaintances. If we can successfully implement our business plan, our officers expect to realize substantial personal gains from the immediate resale of 1,600,000 founders' shares and the future resale of 400,000 additional shares they will retain for investment.

                                    DILUTION

     After giving effect to the $7,574 our officers will contribute to our company on the date of this prospectus, our net tangible book value will be $45,000, or approximately $.02 per share. Since the gift share distribution involves the transfer of issued and outstanding shares that are currently owned by our officers, it will not change the net tangible book value of our shares. We cannot predict whether a future business combination will dilute the net tangible book value of our shares, but we believe such an outcome is unlikely. If appropriate, the prospectus for our reconfirmation offering will include a detailed dilution discussion.


                                 CAPITALIZATION

      The following table sets forth our capitalization at March 31, 2002. The table also presents as adjusted information that gives retroactive effect to the completion of the gift share distribution. This data is qualified in its entirety by our financial statements.

                                                                              As of                As adjusted
                                                                             March 31, 2001      for gift shares
Common stock, $0.001 par value,
25,000,000 shares authorized,
    2,400,000 shares issued and outstanding,                                 $ 2,400                 $ 2,400
Preferred, $0.001 par value,
5,000,000 shares authorized,
    no shares issued and outstanding                                              --                      --
Additional paid-in capital                                                   172,447                 203,151 (1)
Deficit accumulated during development stage                                 (12,287)                (12,287)
                                                                            ---------               ---------
Total stockholders' equity                                                  $162,560                $193,264
                                                                            --------                --------

     (1) Includes $7,574 that our officers will contribute to us on the date of this prospectus and $23,130 in additional paid-in capital from the payment of additional offering costs by our officers.


                            MANAGEMENTS' DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Financial Condition

     We were incorporated in Delaware on December 1, 2000. Our officers purchased 2,400,000 shares of our common stock for $45,000. We had $37,426 in cash at March 31, 2002. Since our business plan is based on the assumption that we will need $45,000 in cash to finance our operations, our officers will contribute $7,574 to our company on the date of this prospectus for the purpose of increasing our available cash balance to $45,000.

     While we incurred $137,421 in organization, operating and offering costs through March 31, 2002, our company only paid $7,574 of these costs. The balance was paid by our officers and accounted for as additional capital contributions. The following table presents summary information on the total organization, operating and offering costs we incurred through March 31, 2002, the additional costs we expect to incur before our officers complete the gift share distribution, and the allocation of such costs between our company and our officers:

                                                                  Total costs     Costs paid by     Costs paid by
                                                                   incurred       our company       our officers
Organization costs                                                 $ 7,215             $ 500          $ 6,715
Operating costs through March 31, 2002                               5,072             2,072            3,000
Offering costs through March 31, 2002                              125,134             5,002          120,132
                                                                  --------            ------         --------
    Balance at March 31, 2002                                      137,421             7,574          129,847
Anticipated additional offering costs                               23,130                --           23,130
                                                                   -------                --          -------
    Totals                                                        $160,551            $7,574         $152,977
                                                                  ========            ======         ========

Plan of Operations

     We will use our available cash resources to pay the costs of operating our company, investigating business opportunities, negotiating a business combination and preparing the required post-effective amendment to our registration statement. Our president will receive a cash overhead allowance of $1,000 per month during the period between the date of this prospectus and the completion of our reconfirmation offering. We will not pay any other compensation to our officers, but we will reimburse any out-of-pocket expenses they incur on our behalf.

     We intend to request a reasonable due diligence fee before we begin a detailed investigation into the affairs of a potential target. There can be no assurance that any potential target will be willing to pay a due diligence fee, or that any due diligence fees we receive will be sufficient to offset the out-of-pocket costs incurred.

     Rule 419 will require us to unwind all gift share transactions if we are unable to negotiate a business combination, complete our reconfirmation offering and close the transaction within 18 months from the date of this prospectus. If we ultimately conclude that we will be unable to meet this deadline, we will promptly distribute any remaining assets to our stockholders and liquidate our company. We believe our available cash resources will be adequate for our anticipated needs. Nevertheless, we may run out of money if a particular investigation requires significant technical expertise, or if we spend substantial amounts of money investigating a potential target and then determine that the potential target is not suitable.

      The SEC's integration and general solicitation doctrines will preclude private placement transactions until we complete our reconfirmation offering and close the associated business combination. Therefore, we will be unable to obtain funds by selling additional securities. We have the corporate power to borrow money, but credit is not likely to be available. Our officers have no duty to loan money to our company. If we spend our available cash and are unable to obtain additional financing, we will be forced to abandon our business and liquidate.


                                PROPOSED BUSINESS

     We are a blank check company. Our goal is to engage in a business combination on terms that will give our stockholders a reasonable share of the increased market value that ordinarily arises when a private company makes the transition to public ownership. We have not engaged in any substantive business to date and we have no plans to engage in any particular business in the future. We will not limit our search to a particular industry.

      The IPO market has been very weak since the spring of 2000 and many proposed IPO's have been delayed or abandoned. Despite uncertain market conditions, we believe that a substantial number of adequately financed private companies want to become publicly held in order to satisfy the requirements of their early-stage investors and implement their growth strategies. We believe our blank check company structure may present a viable alternative for certain private companies that want to be publicly held, but have been unable to conduct an IPO.

Overview of Shell Transactions

      The two most common ways for a private company to "go public" are a traditional IPO, or a business combination with a public shell. Most private companies that decide to go public do so because they need to raise capital. But financing is not the only reason that private companies decide to go public. Other reasons include:

o Increasing total stockholder value by transforming a private company into a public company;

o Creating an "alternative currency" (i.e. publicly traded shares) that can be used for acquisitions;

o    Facilitating equity-based compensation for employees and management;

o    Providing investment liquidity for investors and minority stockholders; and

o    Preparing a foundation for future financing activities.

     We believe an IPO is usually preferable to a shell transaction. But in cases where an adequately financed private company wants to go public for reasons other than a current need for additional capital, we believe it is important for the management and owners to carefully consider the pros and cons of each alternative. The following table highlights some of the differences we believe the management and owners of a private company should consider before deciding between an IPO and a shell transaction.

Characteristics of IPO Market                                Characteristics of Business Combination Market

An IPO usually generates substantial cash proceeds and       Business combinations do not usually generate
dilutes the ownership interest of insiders.                  substantial cash proceeds or dilute ownership.

The IPO market can be "trendy," and if a company is not in   The business combination market is frequently less
a "hot" industry it can be difficult or impossible to        concerned with current market trends.
conduct an IPO.

Secondary markets develop rapidly, the markets are           Secondary markets develop slowly, liquidity is often a
generally liquid and there is usually a good balance         problem and there are frequently more sellers than
between sellers and buyers.                                  buyers.

The IPO market is very sensitive to current market           The business combination market has less sensitivity to
conditions and deals are frequently aborted or delayed at    current market conditions and deals are less likely to
a relatively late stage in the process.                      be aborted or delayed in their final stages.

The IPO market has a high degree of visibility and           The business combination market has relatively low
companies that complete an IPO find it relatively easy to    visibility and companies frequently find it difficult
develop "institutional" interest in their stock.             to develop "institutional" interest in their stock.

Because of the competition and due diligence associated      Companies that engage in shell transactions are
with the IPO process, companies that complete an IPO are     generally viewed with skepticism for an extended period
often perceived as more substantial and credible.            of time.

      The generic term "public shell" can be used to describe any existing company that has no substantial business activities, a relatively large stockholder base and outstanding stock that may be lawfully resold by the holders. Within this broad definition, there are substantial variations in the structure, value and overall utility of public shells. The factors that are typically considered when evaluating a public shell include:

Control Status         Public shells that can offer a controlling interest
                       to the owners of a target are generally more desirable than shells that cannot implement a change in control.

Regulatory Status      Public shells that are registered with the SEC are
                       generally more desirable than shells that will be required to register with the SEC at some future date.

1933 Act Registration  Public shells that can issue registered stock in connection with a business combination are generally more desirable than shells that can only issue restricted stock.

Trading Status         Public shells that are listed for trading or eligible
                       for immediate listing are generally more desirable than shells that will be required to pursue a listing at a future date.

Available Resources    Public shells that have available resources, particularly
                       cash resources, are generally more desirable than shells that have no available resources or material liabilities.

Prior Operations       Public shells that have no prior operations are generally
                       more desirable than shells that have prior operations and the potential for contingent liabilities.

Stock Distribution     Public shells that have a substantial number of existing
                       stockholders and a relatively even distribution of stock ownership are generally more desirable than shells that have a small number of stockholders, or a few stockholders who control large blocks of stock.

      In developing a structure for our blank check company, we have endeavored to maximize our competitive advantages and minimize our competitive disadvantages. Therefore, we believe our company will have a strong competitive position when compared with other available public shells. We can provide you no assurances, however, that potential targets will find our structure more desirable than competitive shells.

Information Requirements for Targets

     We must file a post effective amendment to our registration statement and conduct a reconfirmation offering before we close a business combination. Rule 419(e)(1) requires that the amendment contain:

o     The information specified by Form S-1 and the applicable Industry Guides;

o Audited balance sheets as of the end of the two most recently completed fiscal years and unaudited interim balance sheets for the dates specified in Regulation S-X;

o Audited statements of income and cash flow for the three most recently completed fiscal years and unaudited interim statements of income and cash flow for the periods specified in Regulation S-X; and

o     Unaudited pro forma financial information on the combined companies.

     We cannot enter into a business combination with a target that cannot provide the foregoing information. Our future SEC filings must comply with the requirements of Regulations S-K and S-X, which can be more complex than their counterparts under Regulation S-B. Therefore, the owners of a potential target may decide that added cost of regulatory compliance will make our company less desirable than a competing public shell.

Nasdaq Listing Standards

     We believe the most likely business combination structure will involve a "reverse takeover" where we issue acquisition shares in exchange for the assets or outstanding stock of the target. Upon the completion of a reverse takeover, we expect that the former stockholders of the target will likely own a substantial majority interest in the combined companies. Since the ongoing costs and expenses associated with reporting under the Exchange Act can be a significant burden for a small company, we believe that larger established companies are better suited to shell transactions than small entrepreneurial companies. Moreover, a substantial business combination transaction will be required to satisfy the minimum listing standards for Nasdaq.

     The following table summarizes the recently adopted quantitative listing standards for companies that want to list their securities on Nasdaq:

[GRAPHIC OMITTED]

     We will have 804 stockholders when the gift share distribution is completed and we will not negotiate a business combination transaction on terms that would result in the combined companies having a public float of less than 1,000,000 shares. While we will endeavor to negotiate a business combination with a target that has sufficient operating history, stockholders' equity and net income to satisfy the Nasdaq listing standards, there is no assurance that our efforts will be successful. Moreover, Nasdaq requires an established trading history of 90 days at a price that exceeds the minimum bid price requirement before it will consider a listing application.

Therefore, the combined companies' shares will have to begin trading on the OTC Bulletin Board, the Pink Sheets or the proposed BBX, and wait to apply for a Nasdaq listing until all applicable listing standards are met. Under the circumstances, there is no assurance the combined companies' shares will ever qualify for Nasdaq.

Selecting a Target and Structuring a Business Combination

     We anticipate that our officers and a variety of unaffiliated sources will bring potential targets to our attention. Potential lead sources include broker-dealers, investment bankers, venture capitalists, attorneys and other members of the financial community, who may present solicited or unsolicited proposals. We will not enter into exclusive relationships with professional firms that specialize in business acquisitions. We may, however, agree to work with such firms on a non-exclusive basis.

     In evaluating potential targets, our officers will ordinarily consider the following factors, among others:

o    The target's liquidity, financial condition and results of operation;

o    The target's growth potential and future capital requirements;

o The nature, competitive position and market potential of the target's products, processes or services;

o The relative strengths and weaknesses of the target's intellectual property protection;

o The education, experience and abilities of the target's management and key personnel;

o    The regulatory environment within the target's industry; and

o The market performance of the equity securities of similar public companies in the target's industry.

     The foregoing is not an exhaustive list of the factors we may consider in our evaluation of potential targets. We will also consider other factors that our officers deem relevant under the circumstances. In evaluating a potential target, we intend to conduct a due diligence review that will include, among other things, meetings with management and key staff, inspection of properties and facilities, reviews of material contracts, financial statements and projections, and any other matters that we believe are relevant under the circumstances.

      Our registration statement includes 12,600,000 acquisition shares that we may issue in connection with a business combination. It also includes 1,600,000 founders' shares that our officers may resell to our advisors, owners of a target and other participants in the business combination. Within these limits, our officers will have unlimited flexibility to structure a business combination and establish terms for the resale the founders' shares.

     The time, effort and expense required to evaluate a target and negotiate a business combination cannot be predicted with any degree of accuracy. We do not have any full-time employees. Our officers act as part-time employees but are not required to devote any specific amount of time to our business. If our officers do not devote adequate time to investigation, due diligence and negotiations, we may be unable to identify a suitable target, negotiate a business combination and comply with the requirements of Rule 419 in a timely manner.

Limited Ability to Evaluate Successor Management

      We intend to evaluate the management of a potential target when considering the desirability of a business combination. We cannot assure you that our assessment will prove to be correct or that a target's management will possess the particular skills, qualifications and abilities required to effectively manage a public company.

      We may require the target to recruit additional personnel to supplement its current management team. We cannot assure you that a target will have the ability to recruit additional managers, or that any new management team members that are recruited will have the requisite skills, knowledge or experience.

     While it is possible that one or more of our officers will remain involved in the affairs of the combined companies, it is unlikely that any of them will have ongoing executive or board level authority. While our officers have significant experience in a variety of industries, we cannot assure you that our officers will have significant experience or knowledge relating to the operations of a particular target. The prospectus for our reconfirmation offering will include summary information on the identity, education and experience of the officers, directors and key personnel of the target.

Valuation of Targets

      Our board of directors intends to rely on established metrics that are generally used in the financial community to determine the value of a target and negotiate the terms of a business combination. Our board of directors will ordinarily begin its evaluation of a target using the following objective factors, among others:

o    The target's audited balance sheet;

o    The target's historical and projected sales; and

o    The target's historical and projected results of operations and cash flow.

     In most cases, our board of directors will also consider a variety of subjective factors that can have a positive or negative impact on valuation decisions, including:

o Overall conditions in the target's industry and the target's competitive position within its industry;

o The relative strengths and weaknesses of the target's business development plans;

o    The market capitalization of similarly situated public companies; and

o The relative strengths and weaknesses of the target, compared with similarly situated public companies.

     Based on their analysis, our board of directors will reach a conclusion concerning the fair market value of a target. It will then attempt to negotiate a business combination that maximizes stockholder value. The board of directors may retain independent experts to assist in the evaluation of a target but it is not required to do so.

     The valuation of a potential target is an inherently subjective process that is subject to a substantial degree of risk and uncertainty. Our directors are not experts in investment banking or the evaluation of businesses. We can give you no assurance that our directors will be able to accurately assess the fair market value of a particular target. We can give you no assurance that our directors will be able to negotiate a business combination on terms that are advantageous to our stockholders. If a business combination is concluded, we can give you no assurance that the combined companies' shares will ever achieve a market price that is in line with the value determined by our board of directors.

No Right to Approve Specific Terms

      We do not intend to provide information to our stockholders regarding our evaluation of potential targets or the progress of negotiations. Our officers will have the necessary executive and equity voting power to unilaterally approve all corporate actions until we close a business combination. As a result, gift share donees will have no effective voice in decisions made by management and will be entirely dependent on management's judgment in the selection of a target and the negotiation of the specific terms of a business combination.

      Under Delaware law, the stockholders of a corporation are not entitled to vote with respect to a stock issuance transaction that does not involve a statutory merger, even if the transaction will result in a change in control. We presently intend to structure a business combination as an exchange of stock in our company for the assets or outstanding stock of a target. Since we do not intend to conduct a statutory merger with a target, we do not intend to seek prior stockholder approval of the terms of a proposed business combination.

      Rule 419 will not give stockholders voting rights that they do not otherwise possess under Delaware law. If we successfully negotiate a business combination, the transaction will be presented to our stockholders as an integrated whole. Each gift share donee will then be required to make an independent decision about whether he wants to remain a stockholder. If a donee does not approve our reconfirmation offering in writing, Rule 419 requires us to treat the failure to act as a rejection of our reconfirmation offering. If the requisite percentage of donees does not reconfirm their subscriptions in writing, we will not close a proposed business combination.

     Rule 419 does not require that a specific percentage of the gift share donees accept our reconfirmation offering. Instead, Rule 419 leaves that issue to negotiations between our company and the target. If the terms of our reconfirmation offering establish a relatively low reconfirmation threshold, gift share donees will not necessarily be able to rely on the collective business judgment others in making their decisions.

      We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target and the stockholders of both companies. We cannot assure you, however, that the Internal Revenue Service or any state tax authority will agree with our tax treatment of the business combination.

Business Diversification is Unlikely

      Rule 419 will require us to conduct our reconfirmation offering as soon as we negotiate a transaction where the fair value of the business or assets to be acquired exceeds $2,920,000, calculated as 80% of the estimated value of the maximum number of shares included in our registration statement. Since we intend to issue acquisition shares in exchange for the stock or assets of a target, any material acquisition is almost certain to result in a change in control.

      We will probably not be able to diversify our operations or benefit from the spreading of risks or offsetting of losses. We will probably be dependent upon the development or market acceptance of a single or limited number of products, processes or services. Our probable lack of diversification may subject us to a variety of economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact on our future business. Accordingly, there is no assurance that our future operations will be commercially viable.

Finders' Fees

      If our company or the target agrees to pay cash finders' fees, the payments will reduce the cash resources of the combined companies. If our company or the target agrees to pay stock-based finders' fees, the share issuances will reduce the number of shares that would otherwise be available to the owners of a target. Therefore, we believe the target should participate in all decisions respecting the payment of finders' fees. Accordingly, we will not agree to pay any finder's fees or similar compensation without the express consent of the target.

     We will not pay finders' fees, commissions or similar compensation to our officers or their respective affiliates. Our company and our officers will not pay any finders' fees, commissions or similar compensation to persons who are not duly licensed broker-dealers without first obtaining an opinion of legal counsel that registration is not required under the circumstances.

     Our reconfirmation offering prospectus will disclose the material terms of any agreements for the direct or indirect payment of finders' fees, commissions or similar compensation by our company and/or our officers.

Competition

      We expect to encounter intense competition from other entities that have a similar business objective. Some potential competitors have significant cash resources that will be available for use following a business combination. Others have outstanding warrants that can be expected to generate substantial cash for future operations. In addition, many of our potential competitors may possess more experienced management teams and greater technical, human and other resources than we do. The inherent limitations on our competitive position may give others an advantage in pursuing the acquisition of a target. Further, our obligation to file a post-effective amendment and conduct a reconfirmation offering will probably delay the completion of a transaction. This may be viewed as a competitive disadvantage in negotiations with potential targets.

Facilities, Employees and Administration

      We do not have any office facilities of our own and do not intend to establish separate office facilities until we complete a business combination. We do not own any equipment and do not intend to purchase or lease any equipment until we complete a business combination.

      We do not have any full-time employees. Our four executive officers act as part-time employees but they are not required to devote any specific amount of time to our business. We do not intend to hire any full-time employees until we complete a business combination.

     Sally A. Fonner, our president, will provide certain facilities and administrative services for our company. Under the terms of her employment agreement, Ms. Fonner will provide all necessary office facilities and equipment, manage our day-to-day operations and manage our accounting and reporting functions in return for an overhead allowance of $1,000 per month. If we require facilities or services that are beyond the capabilities of Ms. Fonner, they will be contracted for and paid by our company. We believe that the facilities and services to be provided by Ms. Fonner will be adequate for our needs until we complete a business combination.

Periodic Reporting and Audited Financial Statements

      We have registered our common stock under the Securities Exchange Act of 1934. Therefore, the combined companies will be required to file annual and quarterly reports, proxy statements and other reports with the SEC. In addition, Rule 419(f)(1) will require the combined companies to furnish stockholders audited financial statements for the first full fiscal year of operations following the consummation of a business combination. Until we complete a business combination, all registration statement amendments, reports and other filings we make with the SEC will be available on our corporate website at www.winorlose.info.

No Established Public Market

     There has never been a public market for our shares. Even if we complete a business combination, the combined companies' shares will not qualify for an immediate Nasdaq listing. At present, the securities of public companies that do not qualify for a Nasdaq listing are either quoted on the OTC Bulletin Board or listed in the Pink Sheets. The markets for OTC Bulletin Board and Pink Sheet securities are frequently illiquid and volatile.

     While we believe the combined companies' shares are likely to qualify for listing on the proposed BBX, final listing standards have not yet been adopted and we can offer no assurance that the combined companies' shares will ultimately qualify for a BBX listing. In addition, we can offer no assurance that the BBX will ultimately provide the improved efficiency, liquidity and transparency that are presently anticipated by the NASD. Market transition issues arising from the launch of the BBX may increase the risks associated with the lack of a public market for our shares. There is no assurance that a market for our shares will ever develop.

     We have not engaged in discussions or negotiations with potential market makers. We will not approach any market makers until a business combination is completed. We will not take any steps to seek a listing for our shares until the stock certificates are released from the Rule 419 escrow. We do not intend to use consultants or advisors to negotiate with potential market makers or promote an active trading market. Our officers and their respective affiliates will not recommend, encourage or advise donees to open brokerage accounts with any broker-dealer. Donees will have the exclusive authority to make their own decisions regarding whether to hold or sell their gift shares. We will not attempt to influence those decisions.


                                   MANAGEMENT

      The following table identifies our directors and executive officers.

         Name                 Age            Position
     Sally A. Fonner          53         President
     Mark R. Dolan            50         Executive Vice President, Director
     John L. Petersen         50         General Counsel, Director
     Rachel A. Fefer          38         Secretary/Treasurer, Director

      The following is a brief account of the business experience of each of our directors and executive officers.

      Ms. Sally A. Fonner is a principal stockholder of our company and has served as president of our company since inception. It is anticipated that Ms. Fonner will continue to serve as an officer until we complete a business combination. Ms. Fonner is not a full-time employee of our company and is not required to devote any specific amount of time to our business. Ms. Fonner graduated from Stephens University in 1969 with a Bachelor of Arts in Social Systems. After a stint in the private sector, she returned to further her education and earned her MBA degree from the Executive Program of the University of Illinois in 1979. During the past five years Ms. Fonner has served as an officer and director and managed the business affairs of five inactive and insolvent public companies that ultimately engaged in business combination transactions with privately held companies. The following table identifies the five public companies that have been managed by Ms. Fonner during the last five years and provides summary information on the time periods for which she served as an officer and director.

     Company Name                            Term as an officer                  Term as a director
eNote.com, Inc.                           June 1998 to April 1999             June 1998 to November 1999
Telemetrix, Inc.                          July 1997 to April 1999             July 1997 to April 1999
Dupont Direct Financial Holdings, Inc.    June 1998 to April 1999             June 1998 to March 2000
Liberty Group Holdings, Inc.              March 1997 to November 1999         March 1997 to December 1999
Yifan Communications, Inc.                March 2000 to July 2000             March 2000 to March 2001

     Since 1996, Ms. Fonner has been the sole officer, director and stockholder of Capston Network Company; a corporation that performed administrative services for the public companies identified above and subsequently suspended its operations. At the date of this prospectus, Ms. Fonner is not an officer, director or principal stockholder of any other company with a class of securities registered under section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act.

      Mr. Mark R. Dolan is a principal stockholder of our company and has served as executive vice president and a member of our board of directors since inception. It is anticipated that Mr. Dolan will continue to serve as an officer and director until we complete a business combination. Mr. Dolan is not a full-time employee of our company and is not required to devote any specific amount of time to our business. Mr. Dolan has been actively engaged in the practice of law for 15 years. He is a member of the Florida Bar Association and practices in the areas of corporate and intellectual property law, First Amendment law and commercial litigation. Mr. Dolan has been an employee of Mark
R. Dolan, PA, Tampa, Florida, since June 1998. From April 1996 to June 1998, Mr. Dolan was an employee and stockholder of Lirot-Dolan, P.A., of Tampa, Florida. Since April 2001, Mr. Dolan has served as secretary and general counsel of Yseek, Inc., a publicly held Internet technology company based in Tampa, Florida. Mr. Dolan is also a member of Yseek's board. Mr. Dolan is a 1983 graduate of the Wayne State University College of Law and a 1977 honors graduate of Michigan State University.

      Mr. John L. Petersen is a principal stockholder of our company and has served as general counsel and a member of our board of directors since inception. It is anticipated that Mr. Petersen will continue to serve as an officer and director until we complete a business combination. Mr. Petersen has been a resident of Barbereche, Switzerland since January 1998 and is not a full-time employee of our company. Mr. Petersen is not required to devote any specific amount of time to our business. Mr. Petersen has been principally engaged in the practice of law for 20 years. He is a member of the Texas Bar Association and practices in the areas of securities and corporate law where he focuses on the corporate finance needs of entrepreneurial companies. Since April 1999, Mr. Petersen has been a partner in the law firm of Petersen & Fefer, Barbereche, Switzerland. From January 1995 to April 1999, he was a self-employed solo practitioner. Mr. Petersen is a 1976 graduate of the College of Business Administration at Arizona State University and a 1979 graduate of the Notre Dame Law School. Mr. Petersen was admitted to the State Bar of Texas in May 1980 and received his license to practice as a Certified Public Accountant in March 1981.

      Ms. Rachel A. Fefer is a principal stockholder of our company and has served as secretary/treasurer and a member of our board of directors since inception. It is anticipated that Ms. Fefer will continue to serve as a director until we complete a business combination. Ms. Fefer has been a resident of Barbereche, Switzerland since April 1999 and is not a full-time employee of our company. Ms. Fefer is not required to devote any specific amount of time to our business. Ms. Fefer has been actively engaged in the practice of law for 12 years. She is a member of the Texas Bar Association and specializes in corporate law and commercial litigation. Ms. Fefer has been a partner in the law firm of Petersen & Fefer since April 1999. From September 1997 to April 1999, Ms. Fefer was the sole employee of Rachel A. Fefer, PC, Houston, Texas. Previously, she worked for 9 years as an associate in the law firm of Fouts & Moore, LLP, Houston, Texas. Ms. Fefer is a 1988 Graduate of the University of Texas Law School and a 1985 graduate (magna cum laude) of the School of Computer Science at the University of North Texas.

     John L. Petersen and Rachel A. Fefer are husband and wife.

Board Structure

      Our certificate of incorporation provides that the board of directors may fix the number of directors by resolution. Our current board consists of three members. All of our current directors were elected in connection with the organization of our company. The terms of our current directors will expire on the date of our next annual meeting of stockholders, which is scheduled for June 11, 2003. Until we effect a business combination, our current board members will have sufficient voting power to re-elect themselves as directors without the approval or consent of the other stockholders.

Corporate Governance

     We do not currently comply with all of the corporate governance standards that would be required if our shares were listed on Nasdaq or the proposed BBX. In particular, we do not have any independent directors, we have not created an audit committee to review related party transactions and we do not intend to require formal stockholder approval of a proposed business combination transaction.

     In connection with the negotiation of a business combination, we will endeavor to negotiate corporate governance requirements that comply with the applicable listing requirements of the proposed BBX and Nasdaq. Nevertheless, the implementation of corporate governance standards is a matter that will fall within the exclusive authority of successor management and there can be no assurance that any terms we are able to negotiate will be properly implemented. If successor management fails to implement appropriate corporate governance standards, the combined companies' shares will not qualify for a listing on the proposed BBX or Nasdaq.

Summary Compensation Table

      In December 2001, Mr. Dolan, Mr. Petersen and Ms. Fefer each transferred 125,000 shares of our common stock to Ms. Fonner as compensation for services she rendered to us during the year ended December 31, 2001. No cash compensation was awarded to, earned by or paid to any of our officers and directors during the period from inception through March 31, 2002. The following table summarizes the foregoing information.

       Name and principal position             year        Salary        Bonus        All other compensation
Sally A. Fonner, president                     2000          --           --                    --
                                               2001          --           --                $11,250 (1)

     (1) Represents the contract value of 375,000 shares of common stock that were transferred to Ms. Fonner by Mr. Dolan, Mr. Petersen and Ms. Fefer in December 2001.

Future Compensation of Officers

     Ms. Fonner will receive an overhead allowance of $1,000 per month during the period between the date of this prospectus and the closing of a business combination.

     Each of our officers will be reimbursed for the out-of-pocket expenses they incur on our behalf. There is no limit on the amount of allowable expense reimbursements and there will be no review of the reasonableness of such expenses by anyone other than our board of directors.

     Each of our officers will offer to resell a portion of their founders' shares in connection with a business combination.

     Except for Ms. Fonner's cash overhead allowance, the expense reimbursements and the potential profit from the resale of founders' shares, no compensation will be awarded to, earned by or paid to any officer until we complete a reconfirmation offering. Our officers and their respective affiliates may not receive any direct or indirect compensation from a target, or any officer, director, affiliate or associate of a target in connection with a business combination. A detailed accounting of all overhead allowances, expense reimbursements and other related party transactions will be included in the prospectus for our reconfirmation offering.

Potential Conflicts of Interest

     None of our officers are affiliated with or involved in any other blank check companies or public shells at the date of this prospectus. However, donees should be aware of the following potential conflicts of interest:

o Our officers are not full-time employees of our company and they are not required to devote any specific amount of time to our business.

o Our officers are actively involved in other business pursuits and will face conflicts of interest in allocating their time between our affairs and their other business interests.

o Our officers may become affiliated with other entities, including blank check companies and public shells, which propose to engage in business activities similar to ours.

o Our officers may have fiduciary obligations to more than one entity and they might be obligated to present a single opportunity to more than one entity.

o Each of our officers is also an owner of founders' shares that will be offered for sale to third parties in connection with a business combination. Therefore, it is likely that:

o A business combination will result in a series of related transactions where our company receives property for the acquisition shares but our officers receive cash for their founders' shares; and

o Our officers may face a significant conflict of interest if the owners of two similarly situated targets offer different prices for the founders' shares, or if the owners of a relatively weak target are willing to pay a higher price for the founders' shares than the owners of a stronger target.

     We do not have an audit committee to review related party transactions and we cannot assure you that any of the potential conflicts mentioned above would be resolved in our favor.

     In general, officers and directors of a Delaware corporation are obligated to act in a manner that is in, or not opposed to, the best interests of the stockholders. In particular, under the Delaware corporate opportunity doctrine, officers and directors are required to bring business opportunities to the attention of a corporation if:

o     The corporation could financially undertake the opportunity;

o     The opportunity is within the corporation's line of business; and

o It would be unfair to the corporation and the stockholders if the officers and directors failed to bring the opportunity to the attention of the corporation.

     To minimize potential conflicts of interest arising from multiple corporate affiliations, each of our officers has agreed to present to us, prior to presentation to any other entity, any business opportunity which, under Delaware law, may reasonably be required to be presented to us, until we agree to a business combination.

Prior Involvement in Shell Transactions

     None of our officers has ever been involved in a "blank check company" that was subject to Rule 419. Nevertheless, Sally A. Fonner, our president, has previously served as the sole officer and director of five inactive and insolvent public shells that restructured their affairs and effected business combinations with private companies. In connection with her management of each of these companies, Ms. Fonner:

o Filed the certificates necessary to restore valid corporate existence under state law;

o Restored dormant relationships with transfer agents, brokerage firms and depository institutions that held shares in street name for the benefit of existing stockholders;

o Filed the necessary State and Federal tax returns, and brought the companies into compliance with respect to their SEC reporting obligations;

o Solicited proxies and obtained stockholder approval of plans to restructure the business affairs, debts and capital of the companies; and

o Implemented the restructuring plans and ultimately negotiated and closed a business combination with a private company identified and selected by her.

Name of combined      eNote.com, Inc.     Telemetrix, Inc.   Liberty Group      Dupont Direct     Yifan
companies                                                    Holdings, Inc.     Financial         Communications, Inc.
                                                                                Holdings, Inc.
Original name of      Webcor              Arnox Corporation  Bio Response,      Marci             Smart Games
the shell company     Electronics, Inc.                      Inc.               International     Interactive, Inc.
                                                                                Imports, Inc.
Inactive since        1989-Bankrupt       1989-Bankrupt      1989-Bankrupt      1989-Bankrupt     1997-Insolvent
Name of target        Navis               Tracy Corp. II     Liberty Food       Wavecount, Inc.   Yifan.com, Inc.
company               Technologies, Ltd.  and Telemetrix     Group, Ltd.
                                          Resource Group
Business of           TV-based Internet   GSM-based data     Specialty food     Brokerage and     Chinese language
combined companies    access appliance    transmission and   products           financial         Internet portal
                                          reporting          wholesaler         services
Closing date          4/7/1999            4/7/1999           11/23/1999         1/28/2000         7/31/2000

Cash Fees paid by     $250,000 (3)        $125,000           $75,000            $150,000 (4)      $350,000
target (1)(2)

Shares held by        540,000             300,000            300,000            300,000           316,206
original public       3.60%               2.33%              4.71%              4.20%             2.43%
stockholders

Total Shares          740 (5)             87 (5)             63 (5)             111 (5)           462,500 (6)(7)
purchased by Ms.
Fonner

Shares issued to      740,000 (7)(8)      450, 000 (7)(8)    450, 000 (7)(8)    450, 000 (7)(8)   33,794 (8)(9)
Ms. Fonner and        4.93%               3.50%              7.84%              6.29%             3.82%
her advisors

Shares issued to      13,720,000          12,117,000         5,575,000          6,400,000         12,174,671
target and its        91.47%              94.17%             87.45%             89.51%            93.75%
advisors

OTC Symbol            ENOT                TLXT               LGHI               DIRX              YIFNE (10)

Listing date          5/18/1999           4/8/1999           4/25/2000          2/10/2000         8/1/2000
52-week               Worthless           $1.02              Worthless          $1.39             $0.51
Trading Range         Worthless           $0.12              Worthless          $0.38             $0.10
Recent bid            De-listed           $0.25              De-listed          $0.52             $0.12
(06/07/02)            (05/23/01)                             (01/02/01)

     (1) In connection with the prior transactions, the target and/or its principal stockholders paid cash M&A fees to Ms. Fonner and her affiliates. No M&A fees may be paid to any of our officers or their respective affiliates.

     (2) The table does not include information on the profits received by Ms. Fonner, her affiliates and her advisors from the resale of shares held by them. Given the nature of the relationships between Ms. Fonner and her non-affiliated advisors, it would be impractical to provide such information.

     (3) In connection with the eNote.com transaction, $100,000 of the cash M&A fee was paid to third-party finders.

     (4) In connection with the Dupont transaction, $10,000 of the cash M&A fee was paid to third-party finders.



     (5) Before beginning her activities with respect to Webcor, Arnox, Bio Response and Marci, Ms. Fonner purchased between 800 and 5,000 shares for nominal consideration in open market transactions. The numbers in the table give retroactive effect to the reverse splits implemented by these companies. Except for these initial purchases, Ms. Fonner and her affiliates did not purchase any of the outstanding shares and she believes that none of her advisors purchased any outstanding shares.

     (6) In March 2000, a private investor purchased a majority interest in Smart Games by contributing $75,000 in cash to the company in exchange for 375,000 shares of common stock. The investor then appointed Ms. Fonner to serve as the company's sole director. Thereafter, Ms. Fonner contributed an additional $48,286 in cash to the company in exchange for 87,500 shares of common stock. All contributed funds were used to settle the company's debts and pay the third-party costs associated with the reorganization.

     (7) The reorganization plans for Webcor, Arnox, Bio Response and Marci each provided that Ms. Fonner and her advisors would receive newly issued shares of common stock as compensation for services rendered. The numbers presented in the table include all shares issued to Ms. Fonner and her affiliates and advisors.

     (8) The bulk of the shares issued to or purchased by Ms. Fonner and her affiliates and advisors were ultimately allocated to unaffiliated third-party advisors. The following summarizes the number of shares retained by Ms. Fonner and her affiliates in connection with the transactions identified above.

         eNote.com, Inc.                               180,600 shares
         Telemetrix, Inc.                              110,500 shares
         Liberty Group Holdings, Inc.                   69,520 shares
         Dupont Direct Financial Holdings, Inc.         96,400 shares
         Yifan Communications, Inc.                     68,115 shares

     (9) After the closing of the Yifan transaction, Ms. Fonner entered into a 1-year personal services contract with that company which provided for the issuance of 180,000 additional shares of common stock.

     (10) Yifan Communications has not yet filed its Form 10-QSB for the period ended March 31, 2002 and the OTCBB added an "E" to the company's trading symbol on May 24, 2002. The Yifan stock will be subject to removal from the OTCBB if the report is not filed within 30 calendar days of the OTCBB action.


     In each of Ms. Fonner's prior transactions, the combined companies' stock only qualified for quotation on the OTC Bulletin Board. In each these transactions, the market price has been highly volatile, and the market has not been active, liquid or sustained. Liberty Group Holdings and eNote.com were ultimately de-listed from the OTC Bulletin Board for failure to file their required Exchange Act reports in a timely manner.

     Even if we negotiate and close a business combination, there is no assurance that an active, liquid, stable and sustained public market for the combined companies' shares will ever develop. Therefore, gift share donees are encouraged to independently review the available public information, including SEC reports, press releases and historical trading data, on the prior transactions effected by Ms. Fonner.

     Detailed information on Ms. Fonner's activities with respect to these companies is included in the proxy statements and other SEC reports filed both before and after the business combinations. Additional information, including press releases and the trading history of these companies is available from other public sources. Gift share donees and prospective purchasers of founders' shares are encouraged to independently review the available public information on the companies that were previously managed by Ms. Fonner.

Indemnification of Officers and Directors

     We have included a provision in our Certificate of Incorporation to indemnify our officers and directors against liability for monetary damages for breach or alleged breach of their duties as officers or directors, other than in cases of fraud or other willful misconduct. Our bylaws provide that we will indemnify our officers and directors to the maximum extent permitted by Delaware law. In addition, our bylaws provide that we will advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been advised that the SEC believes such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Incentive Stock Plan

      Our stockholders adopted our 2000 Incentive Stock Plan in connection with the organization of our company. Under the terms of the plan, we are authorized to grant incentive awards for an indeterminate number of shares that will be equal to the lesser of 750,000 shares, or 10% of our outstanding common stock immediately after the closing of a business combination. No incentive awards are outstanding at the date of this prospectus. No incentive awards may be granted until after the closing of a business combination. No incentive awards may be granted to our current officers unless that person becomes a full-time employee of the combined companies.

      The plan provides for the grant of incentive awards to full-time employees of the combined companies who are not eligible to receive awards under the terms of their employment contract or another specialty plan. Except for the requirement that all participants be full-time employees, the combined companies will have absolute discretion in deciding who will receive awards and the terms of such awards. The plan authorizes the combined companies to issue incentive and/or non-qualified stock options, shares of restricted and/or phantom stock and stock bonuses. In addition, the plan will allow the combined companies to grant cash bonuses payable when an employee is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

     The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual owning more than 10% of our common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

      Upon completion of a business combination, the combined companies will need to appoint a committee to administer the plan. In general, the committee must consist two or more directors, each of whom is a "non-employee director" as defined in Rule 16b-3(b)(3). The committee will decide which employees will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee will also determine the exercise prices, expiration dates and other features of awards. The committee will be authorized to interpret the terms of the plan and to adopt any administrative procedures it deems necessary. All decisions of the committee will be binding on all parties. The combined companies will indemnify each member of the committee for good faith actions taken in connection with the administration of the plan.

      The board of directors may adopt administrative amendments to the plan without stockholder consent. The board may not, increase the number of shares subject to the plan; materially increase the benefits accruing to holders of incentive awards; or materially modify the eligibility requirements.


                             PRINCIPAL STOCKHOLDERS

     The following table contains information on the ownership of our shares at March 31, 2002. The table also presents two pro forma cases that give immediate effect to:

o     The completion of the gift share distribution; and

o The issuance of 12,600,000 acquisition shares and the resale of 1,600,000 founders' shares in connection with a business combination.

     All persons named in the table have sole voting and investment power with respect to the shares owned by them. The table identifies:

o     Each of our officers, directors and 5% stockholders; and

o     All our officers and directors as a group.

      Name and Address             Before Distribution          After Distribution (1)        After Combination (2)
                                   -------------------          ----------------------        ---------------------
     of Beneficial Owner           Shares       Percent           Shares      Percent         Shares       Percent
Sally A. Fonner (3)                600,000       25.00%           500,000       20.83%        100,000         0.67%
Mark R. Dolan (4)                  600,000       25.00%           500,000       20.83%        100,000         0.67%
John L. Petersen (5)(6)          1,200,000       50.00%         1,000,000       41.67%        200,000         1.33%
Rachel A. Fefer (5)(6)           1,200,000       50.00%         1,000,000       41.67%        200,000         1.33%
All officers and directors
as a group (four persons)        2,400,000      100.00%         2,000,000       80.00%        400,000         2.67%

     (1)  Gives effect to the distribution of 400,000 shares to donees.

     (2) Assumes that all 1,600,000 founders' shares will be sold to unaffiliated third parties.

     (3)  1268 Bayshore Boulevard., Dunedin, Florida 34698.

     (4)  112 East Street, Suite B, Tampa, Florida 33602.

     (5)  Chateau de Barbereche, Switzerland 1783 Barbereche.

     (6) Mr. Petersen and Ms. Fefer are husband and wife and each may be deemed to be the beneficial owner of any shares held by the other. Mr. Petersen and Ms. Fefer have sole investment power and sole voting power over the shares registered in their name and each disclaims beneficial ownership of shares held by the other.

     Each of our officers is a "promoter" of our company as that term is defined in Rule 12b-2 of the General Rules of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.


                              CERTAIN TRANSACTIONS

     In connection with the organization of our company, Mr. Dolan, Mr. Petersen and Ms. Fefer each purchased 500,000 shares of common stock for cash at a price of $0.03 per share. Concurrently, they engaged Capston Network Company, a corporation owned by Ms. Fonner, to administer our day-to-day business affairs and provide office facilities and administrative services. A tri-lateral administration agreement between our company, our founding stockholders and Capston provided that each of our founding stockholders would pay Capston a portion of any cash proceeds received from the resale of their founders' shares.

     In December 2001, we renegotiated Ms. Fonner's employment agreement and terminated the agreement with Capston. Concurrently, Mr. Dolan, Mr. Petersen and Ms. Fefer each transferred 125,000 shares of our common stock to Ms. Fonner. Since Capston and Ms. Fonner had a fixed and determinable economic interest in the founders' shares that was expected to exceed 25% of the sale proceeds, the transferred shares were valued at $0.03 per share for accounting purposes. We recognized $3,000 in non-cash general and administrative expense and $8,250 in non-cash deferred offering costs for the year ended December 31, 2001.

     Immediately after the transfer of the founders' shares to Ms. Fonner, we adjusted our capitalization by implementing three share for five stock dividend that increased the number of outstanding shares to 2,400,000, or 600,000 shares for each of our officers.

     John L. Petersen is the author of our registration statement, which was substantially complete and reduced to a tangible medium of expression before our company was incorporated. Accordingly, the law firm of Petersen & Fefer has claimed copyright ownership with respect to our registration statement and this prospectus. In addition, the law firm of Petersen & Fefer has filed a preliminary business processes patent application relating to the legal structure of our Rule 419 offering and the associated contracts included in our registration statement.

     Petersen & Fefer has granted our company a non-exclusive, royalty-free license that gives us the right to use their copyright, patent and other intellectual property rights for the purpose preparing our registration statement and certain derivative works, including this prospectus, future amendments to the registration statement, and our subsequent reports under the Exchange Act. The license includes the unrestricted right to reproduce and distribute copies of any of the foregoing documents to the extent required by law or permitted by established practice in the securities industry. All other intellectual property rights are reserved.

     We have not paid Petersen & Fefer in connection for the intellectual property license. Nevertheless, all parties believe that our attempt to implement the underlying business plan developed by Mr. Petersen may give rise to substantial indirect value by establishing the validity and proving the utility of a previously unproven legal structure. Petersen & Fefer and our board of directors have determined that the license agreement represents a fair and reasonable exchange of intangible values.

     At March 31, 2002, Mr. Petersen and Ms. Fefer had paid or agreed to pay $6,715 in organization costs, $3,000 in operating costs and $118,262 in offering costs. We expect to incur approximately $23,130 in additional offering costs prior to the completion of the gift share distribution. Our officers will pay all of these costs from their personal funds. We are not obligated to reimburse these organization and offering costs. All such payments have been accounted for as additional capital contributions.

     On the date of this prospectus, our officers will contribute $7,574 to our company for the purpose of increasing our available cash to $45,000. We are not obligated to reimburse this additional capital contribution.

     If the founders' shares are sold in connection with a business combination, the selling stockholders intend to pool their cash proceeds, reimburse their respective out of pocket investments and then share the remaining proceeds, if any, on a proportional basis. This settle-up procedure will have no impact on our company.

     All future transactions between us and any of our officers or their respective affiliates will be on terms that we believe are no less favorable than the terms that could have been negotiated with unaffiliated third parties. All related party transactions will require prior approval from a majority of our disinterested directors.


                            DESCRIPTION OF SECURITIES

General

     We are authorized to issue 25,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. A total of 2,400,000 shares of common stock are issued, outstanding and held by our officers on the date of this prospectus. No shares of preferred stock are currently outstanding.

      After the completion of a business combination, we will have at least 10,000,000 shares of authorized and unissued common stock and 5,000,000 shares of authorized and unissued preferred stock. These authorized and unissued shares may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company. Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by donees and could dilute our net tangible book value.

Common Stock

      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Our stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation authorizes the issuance of 5,000,000 shares of a blank check preferred stock. Our board of directors will have the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors' duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we have no present plans to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. We do not intend to issue preferred stock to effect a business combination.

Dividend Policy

      We have never paid cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. Our company is not likely to pay cash dividends for an extended period of time, if ever. You should not subscribe to purchase our shares if you require current income from your investments.

Resale Limitations

     Donees will not be able to sell, pledge or otherwise transfer gift shares, or any interest therein, until we have completed our reconfirmation offering and the escrow agent has released the certificates deposited in the Rule 419 escrow. Purchasers of founders' shares will not obtain marketable title to their shares until we have closed a business combination and they have paid the consideration required by the underlying agreements.

     Each donee and each purchaser of founders' shares will be required to retain ownership of at least 100 shares until the earlier of nine months after the completion of a business combination or the listing of the combined companies' shares on Nasdaq. When our stock certificates are released from the Rule 419 escrow, each donee and each purchaser of founders' shares will receive two certificates: one for 100 shares and a second for the balance. The certificate for 100 shares will be imprinted with a restrictive legend that describes the applicable limitations on transfer.

Transfer Agent

      We do not intend to retain a transfer agent for our shares until we have negotiated a business combination. Information on the firm that is ultimately selected to serve as transfer agent for the combined companies will be included in our reconfirmation offering prospectus.


                              PLAN OF DISTRIBUTION

Self-Underwritten Distribution

     This is a "self-underwritten" distribution of securities. That means we do not intend to use an underwriter in connection with the negotiation of a business combination or the issuance of acquisition shares. Likewise, our officers do not intend to use an underwriter in connection with the distribution of gift shares or the resale of founders' shares. However, our company and our officers reserve the right to enter into appropriate underwriting or brokerage contracts if warranted.

     Our officers are the only individuals who will distribute gift shares to donees, participate in negotiations with potential targets and participate in negotiations with potential purchasers of founders' shares. However, once we have identified a target and negotiated a business combination, established standards of care in securities offerings will generally require the target's management to assume primary legal responsibility for the conduct of our reconfirmation offering. While our officers and their affiliates will not receive any direct or indirect selling commissions, finders' fees or other remuneration in connection with this distribution, they will be entitled to retain any and all proceeds from the resale of founders' shares.

     Our officers will perform substantially all of the functions that would ordinarily be performed by brokers in a more conventional securities offering, but they will not seek registration as brokers because:

o They will be acting as principals, rather than intermediaries, in connection with the gift share distribution and founders' share transactions; and

o They will rely on the safe harbor exemption of SEC Rule 3a4-1(a)(4)(i)(C) in connection with the issuance of acquisition shares in a business combination.

     If we conclude that an exemption from the broker registration requirements of the Exchange Act is not available for a particular proposed transaction, we will either retain a registered broker or ensure that the necessary registrations are obtained before selling activities begin. If we retain an underwriter or broker, we will halt the distribution and amend our registration statement to disclose the material terms of the agreement.

Gift Share Distribution

     Our officers will give 400,000 shares of our issued and outstanding common stock to family members, personal friends and business acquaintances selected by them. Each donee will receive 500 gift shares. The selection of donees will be an arbitrary process and each of our officers will consider a variety of personal factors during the selection process. While our officers will have broad discretion in the selection of donees, they may not:

o Transfer gift shares to donees that have no family, personal or business relationship with the officer;

o Transfer gift shares to our current officers, any affiliates of our current officers or any immediate family members of our current officers who share an officer's residence;

o Effect transactions where two or more officers transfer gift shares to the same donee; or

o Demand or accept money, property or other consideration in connection with a gift share transaction.

     Subject to these limitations, multiple gifts within a single family will be permitted. For example, an officer will be permitted to give 500 shares to a friend, an additional 500 shares to that friend's spouse, and an additional 500 shares to each of that friend's children. Our officers will not receive money, property or other consideration from any donee and our company will not receive any proceeds in connection with the gift share distribution.

     Our officers will promptly distribute copies of this prospectus to the donees selected by them. Each donee will be required to sign a "Gift Share Acceptance Certificate" that documents the gift transaction, summarizes the conditions of the gift share distribution and acknowledges the applicable restrictions on transfer.

     An electronic version of this prospectus will be posted on a special Internet website at www.winorlose.info for the convenience of donees. Donees will be given the option to either request a printed copy of this prospectus or download an electronic version. They will also be given the option to execute either a printed or electronic version of the gift share acceptance certificate. After the completion of the gift share distribution, the website will be used to distribute copies of our registration statement amendments, together with copies of the reports, proxy statements and other filings we make with the SEC and other stockholder information. The website may also be used to distribute copies of our prospectus and other company information to representatives of potential targets.

     We believe the gift share distribution will not be subject to regulation under the securities or Blue Sky laws of most states and other jurisdictions where donees reside. Nevertheless, we have not yet identified any specific states where we will be able to make the gift share distribution without regulatory supervision. We will confer with legal counsel on state law matters before offering the gift shares to donees; but we are not obligated to request formal legal opinions from our counsel. We may also seek appropriate clarification from the securities regulatory authorities in certain states. If legal counsel or a state regulatory authority indicates that the gift share distribution is subject to state regulation, we will take appropriate action to comply with state law.

     We will know the identity and residence of every potential donee before we make an offer. Gift shares will not be offered in any state unless we are confident that the offer will not give rise to problems under local law. If a potential donee lives in a state where additional compliance steps are required, we will either take the necessary steps before making the offer or eliminate the donee from our list of potential donees. If we distribute gift shares in reliance on the advice of counsel and a state regulatory authority takes a contrary view, we may become subject to enforcement action at the state level. Such an action could force us to rescind our offers in certain states, or abandon our business plan in its entirety.

     Our officers will promptly deposit all certificates for gift shares the Rule 419 escrow. The stock certificates deposited in the Rule 419 escrow will be held in trust for the sole benefit of the donees until we negotiate a business combination and comply with the disclosure, reconfirmation and closing requirements of Rule 419. Donees will not be permitted to sell or otherwise transfer gift shares until we close a business combination.

Offer and Sale of Acquisition Shares

     We have registered 12,600,000 acquisition shares that our company may offer to issue in connection with a business combination. Our company will receive property in exchange for acquisition shares.

     Our officers will promptly open discussions within their personal networks of investment bankers, venture capitalists, broker-dealers, attorneys and other financial professionals who they believe are likely to represent suitable potential targets. We may host formal information meetings for these financial professionals. Mr. Dolan, Mr. Petersen and Ms. Fefer will also open discussions with current and former clients that have expressed an interest in going public. In each case where a potential target expresses an interest in considering a transaction with us, we will provide copies of our prospectus and request preliminary due diligence information. We do not intend to hold public meetings for targets, or use print advertising or other forms of mass solicitation. We believe that our networking and prospectus distribution activities are likely to generate interest from several potential targets. We also anticipate that potential targets may come to know about our company from collateral sources including the Edgar system. When we receive in an inquiry from a representative of a potential target, the inquiry will be forwarded to the appropriate officers. With the help of counsel, we intend to implement protocols and procedures that will ensure compliance with the requirements of applicable federal and state law.

     We expect to devote several months to the process of gathering and evaluating information on potential targets. We hope to review due diligence information on a large number of potential targets and expect that our analysis will ultimately reduce the pool of potential targets to a single acquisition. Thereafter, we will endeavor to negotiate a preliminary written agreement that is subject to the approval or consent of the target's stockholders and contingent on the completion of our reconfirmation offering. We do not intend to negotiate multiple or sequential acquisitions and we believe the acquisition shares will be issued to the owners of a single target.

     If material acquisition becomes probable before our officers complete the gift share distribution, we will immediately suspend the distribution and file an amendment to our registration statement that contains the information required by Rule 419, Form S-1 and applicable SEC regulations. Given the time required to engage in preliminary discussions, deliver copies of our prospectus to representatives of potential target, assemble due diligence information, conduct detailed investigations and negotiate the terms of a business combination, we believe it unlikely that an acquisition will become probable before the gift share distribution is completed.

     Subject to the limits described in this prospectus, our officers will have broad discretion to structure a business combination and establish terms for the issuance of acquisition shares. All material terms of a proposed business combination will be determined by arms-length negotiations between our officers and the representatives of a potential target. All material terms of a proposed business combination will be disclosed in the prospectus for our reconfirmation offering. Any acquisition shares that are not issued in connection with a business combination will be removed from registration in connection with our reconfirmation offering.

Offer and Sale of Founders' Shares

     We have registered 1,600,000 founders' shares that our officers may resell to our advisors, owners of a target and other participants in the business combination. Purchasers of founders' shares will have the right to terminate their agreements without penalty until they approve the terms of our reconfirmation offering in writing. The prices to be paid by purchasers of founders' shares will be negotiated on a case-by-case basis and may be substantial. Our company will not have any interest in the proceeds received by our officers from the resale of founders' shares.

     Our officers have reserved the right to make bona fide gifts or charitable contributions of founders' shares. However, such gifts and charitable contributions are not expected to be numerous or substantial. Any gifts and charitable contributions that are made will be fully disclosed in the reconfirmation prospectus.

     In connection with the offer and sale of founders' shares, our officers may not:

o Resell founders' shares at a price that represents a premium to the per share value received by our company in connection with the issuance of acquisition shares;

o Transfer founders' shares for value unless the purchaser is an advisor to our company, a stockholder of a target, or an essential participant in the business combination;

o Transfer founders' shares to our current officers, any affiliates of our current officers or any immediate family members of our current officers who share an officer's residence;

o Transfer founders' shares to any person unless all material transaction terms are described in the prospectus for our reconfirmation offering;

o Permit any purchaser to pay for founder's shares until the closing of the business combination; or

o Complete any resale or other transfer of founders' shares before the closing of a business combination.

     Our officers will not transfer founders' shares to advisors in exchange for services because we believe compensation transactions are inconsistent with the requirements of Rule 419 and the limitations described above. Our company's offer to the owners of a target will not be contingent on an agreement to purchase all or any part of the founders' shares. All agreements for the resale or other transfer of founders' shares will require the transferee to retain at least 100 shares until the earlier of nine months after the closing of a business combination or the listing of the combined companies' shares on Nasdaq.

     When our officers agree to resell founders' shares, they will promptly deposit certificates for those shares in the Rule 419 escrow where they will be held in trust until we close a business combination. Resale transactions for founders' shares will close concurrently with or promptly after the related business combination closing.

     Founders' shares deposited in the Rule 419 escrow will be registered in the name of the selling officer and accompanied by duly executed instruments of transfer. Purchasers of founders' shares will not obtain title to the founders' shares or have any voting or other stockholders' rights until the resale transactions are closed. Pending closing of the resale transactions, all voting and other stockholders rights will remain vested in our officers.

     Any founders' shares that are not transferred to third parties will be removed from registration in connection with our reconfirmation offering.

Selling Stockholders

     We have registered 2,000,000 shares of our common stock on behalf of four executive officers of our company who will also be selling stockholders in this distribution. A total of 400,000 shares will be distributed as gift shares and 1,600,000 additional shares have been registered for resale as founders' shares. Each selling stockholder is an "underwriter" of the gift shares and founders' shares.

     Shares registered on behalf of the selling stockholders may only be transferred in the manner and for the purposes described in this prospectus. Shares registered on behalf of the selling stockholders may not be resold in open market transactions. While they are not required to do so, the selling stockholders may retain broker-dealers to represent them in connection with the resale of founders' shares.

     If all of the acquisition shares are issued and all of the founders' shares are sold, none of the selling stockholders will own more than 1% of the outstanding stock of the combined companies. The following table provides certain information with respect to the ownership interests of the selling stockholders, including:

o The identity of each selling stockholder and the number of shares owned at the date of this prospectus;

o The number of shares registered for transfer as gift shares and resale as founders' shares; and

o The maximum number of shares that will be owned by each selling stockholder after a business combination if all registered securities are ultimately given, sold or transferred to third parties..

                                 Current        Gift shares       Founders'        Ownership
        Identity of               share         transferred       shares to     after business        Ownership
    Selling Stockholder         ownership        to donees         be sold        combination        percent (1)
John L. Petersen (2)             600,000         (100,000)        (400,000)         100,000             0.67%
Rachel A. Fefer (2)              600,000         (100,000)        (400,000)         100,000             0.67%
Mark R. Dolan                    600,000         (100,000)        (400,000)         100,000             0.67%
Sally A. Fonner                  600,000         (100,000)        (400,000)         100,000             0.67%

     (1)  Based on a total capitalization of 15,000,000 shares.

     (2) Mr. Petersen and Ms. Fefer may each be deemed to be the beneficial owner of shares held by the other.


     All direct and indirect offering costs incurred by our company prior to the date of this prospectus have been paid or reimbursed by our officers and accounted for as additional capital contributions. We will pay all direct and indirect costs associated with negotiating a business combination, preparing a post-effective amendment to our registration statement, conducting our reconfirmation offering and distributing the acquisition shares. Our officers will pay all direct costs associated with the resale of founders' shares.


                         SHARES ELIGIBLE FOR FUTURE SALE

     We will have up to 15,000,000 shares of common stock outstanding after closing a business combination. While we have included the bulk of these shares in our registration statement a stockholder's ability to resell our shares will depend on the nature of his relationship with our company and the target. The following sections discuss the general rules that will be applicable to the resale of our shares by certain classes of stockholders.

Shares Eligible for Immediate Resale

     The following shares will generally not be subject to resale restrictions.

Gift shares               400,000 gift shares that are transferred to donees.
Certain founders' shares  Founders' shares that are sold to advisors and other persons who are not classified as affiliates of the
                          combined companies.
Certain acquisition       Acquisition shares that are issued to persons who are
shares                    not classified as affiliates of the combined
                          companies.

Resale of Shares Held by Affiliates of the Target

      Rule 145 establishes a safe harbor exemption for the resale of securities acquired in connection with certain business combinations. While it is possible to structure a business combination that is not subject to Rule 145, we intend to incorporate resale restrictions that follow the framework established by Rule 145 in the underlying contracts for any business combination. In general, we intend to impose contractual resale restrictions with respect to all acquisition and founders' shares that are issued to or purchased by the following classes of persons:

o     Officers and directors of the target; and

o Other persons who directly or indirectly own 10% or more of the combined companies' shares.

     Acquisition and founders' shares held by such persons will be treated as restricted securities that were first acquired on the closing date of the business combination. Accordingly, such shares will not be eligible for resale for a period of one year after the closing date unless the transaction is registered under the Securities Act. During the second year after the closing date, acquisition and founders' shares held by the foregoing classes of persons may be resold in transactions effected in compliance with all applicable regulations and the provisions of paragraphs (c), (e), (f) and (g) of Rule 144.

     Any contractual or other arrangements that provide piggy-back or demand registration rights for any holders of acquisition and founders' shares will be described in our reconfirmation offering prospectus.

Resale of Shares Retained by Our Officers

      Our officers own 2,400,000 shares of common stock. A total of 400,000 shares will be transferred to donees and an additional 1,600,000 shares have been registered for resale as founders' shares. All founders' shares that are not transferred to unaffiliated third parties will be removed from registration in connection with our reconfirmation offering. Each of our founders has agreed that they will not sell or otherwise transfer any shares that are retained by them after the completion of a business combination unless the transaction is effected pursuant to an effective registration statement under the Act or an applicable exemption from registration.

     Any contractual or other arrangements that provide registration rights for any of our officers will be described in our post-effective amendment and the final prospectus for our reconfirmation offering.

Rule 144

     Rule 144 provides a safe harbor exemption for the open market resale of "restricted securities." The term "restricted securities" generally includes securities that were sold in an exempt transaction, or that are held by a person who is an affiliate of the issuer of the securities. The term "affiliate" is generally defined as any person who directly or indirectly controls, is controlled by or under common control with the issuer of the securities.

     Under Rule 144 as currently in effect, a holder of restricted securities that are eligible for resale, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     To the extent that shares of a company are only quoted on the OTC Bulletin Board or in the "Pink Sheets" the 1% limit will be applied without regard to trading volume. Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

      The staff of the SEC's Division of Corporation finance has taken the position that Rule 144 is not available to the officers, directors, promoters and affiliates of blank check companies. Accordingly our officers have agreed that they will seek a "no-action" letter or other interpretive guidance from the SEC before entering into a contract for the unregistered resale or other transfer of any shares that are retained by them after the closing of a business combination and all associated transactions.

                                     EXPERTS

     The financial statements included in this prospectus have been audited by Want & Ender, CPA, PC, independent public accountants, as indicated in their report on such financial statements, and are included in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     We are not a party to any legal proceedings.

     John L. Petersen, our general counsel, is a partner in the law firm of Petersen & Fefer and has been primarily responsible for the preparation of our registration statement. Mr. Petersen and his wife Ms. Fefer own an aggregate of 1,200,000 shares of our common stock, 1,000,000 of which have been registered for resale.

      Arter & Hadden LLP, Dallas, Texas, has served as special securities counsel to Mr. Petersen and represented us on certain limited matters associated with our registration statement. Arter & Hadden has not passed on any legal matters in connection with this distribution and will not be asked to render any legal opinions.

     Astor Weiss & Kaplan, LLP, Philadelphia, Pennsylvania, has given us its opinion that (a) the gift shares are presently issued and outstanding, duly authorized, validly issued, fully paid and nonassessable common stock of our company, (b) the founders' shares are presently issued and outstanding, duly authorized, validly issued, fully paid and nonassessable common stock of our company, and (c) upon issuance, the acquisition shares will be duly authorized, validly issued, fully paid and non assessable common stock of our company. Astor Weiss & Kaplan, LLP has not passed on any other legal matters in connection with this distribution.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a Form S-1 registration statement under the Securities Act of 1933 with the Securities and Exchange Commission. Our registration statement includes certain exhibits, schedules and other materials that are not included in this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, other parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about our securities, this distribution and us. The registration statement and its exhibits can be inspected and copied at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at www.sec.gov that contains our Form S-1 and other reports that we file electronically with the SEC.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements:                                            Page

Report of the Independent Auditors                                        F-2

Balance Sheet as of December 31, 2000 and 2001                            F-3

Statement of Changes in Stockholders' Equity for the periods
     December 1, 2000 (date of inception) through December
     31, 2000 and January 1, 2001 through December 31, 2001               F-4

Statement of Operations for the periods December 1, 2000
     (date of inception) through December 31, 2000; and
     January 1, 2001 through December 31, 2001                            F-5

Statement of Cash Flow for the periods December 1, 2000
     (date of inception) through December 31, 2000; and
     January 1, 2001 through December 31, 2001;                           F-6

Notes to Financial Statements                                             F-7


Unaudited Financial Statements:

Balance Sheet as of March 31, 2002                                        F-3

Statement of Changes in Stockholders' Equity for the period
   January 1, 2002 through March 31, 2002                                 F-4

Statement of Operations for the
   three-month periods ended March 31, 2001 and 2002                      F-5

Statement of Cash Flow for the
   three-month periods ended March 31, 2001 and 2002                      F-6

Notes to Financial Statements                                             F-7

                         REPORT OF INDEPENDENT AUDITORS




To the Board of Directors of
      Win or Lose Acquisition Corporation

     We have audited the accompanying balance sheet of Win or Lose Acquisition Corporation (a Delaware corporation in the development stage) as of December 31, 2000 and 2001, and the related statements of operations, changes in Stockholders' equity and cash flows for the period from inception (December 1, 2000) through December 31, 2000 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Win or Lose Acquisition Corporation as of December 31, 2000 and 2001, and the results of its operations and its cash flows for the period from inception (December 1, 2000) through December 31, 2000, the year ended December 31, 2001 and the period from inception (December 1, 2000) through December 31, 2001, in conformity with generally accepted accounting principles.

Want & Ender CPA PC
By Martin Ender, CPA


New York, New York
April 1, 2002

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                                 BALANCE SHEETS


ASSETS                                                                    December 31,                March 31,
                                                                     2000             2001              2002
                                                                   (Audited)        (Audited)        (Unaudited)

Current Assets:
Cash                                                                $44,000          $ 38,426         $ 37,426
                                                                    -------          --------         --------
Total current assets                                                $44,000          $ 38,426         $ 37,426

Deferred Offering Costs
Filing fees                                                           1,000             2,502            2,502
Miscellaneous offering costs                                             --            13,250           18,250
Legal fees                                                           17,540            94,597          104,382
                                                                    -------           -------         --------
Total deferred offering costs                                        18,540           110,349          125,134

Total Assets                                                        $62,540          $148,775         $162,560
                                                                    =======          ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                                 $ 4,000               $--              $--

Long-term Debt                                                          $--               $--              $--
                                                                        ---               ---              ---

Total Liabilities                                                   $ 4,000               $--              $--
                                                                    =======               ===              ===

Stockholders' Equity
Common stock, $0.001 par value:
25,000,000 shares authorized,
1,500,000 shares outstanding at December 31, 2000;
2,400,000 shares outstanding at December 31, 2001; and
2,400,000 shares outstanding at March 31, 2002                      $ 1,500           $ 2,400          $ 2,400
Preferred stock, $0.001 par value:
5,000,000 shares authorized,
no shares outstanding at December 31, 2000;
no shares outstanding at December 31, 2001; and
no shares outstanding at March 31, 2002                                  --                --               --
Additional paid in capital                                           65,255           157,662          172,447
Deficit accumulated during development stage                         (8,215)          (11,287)         (12,287)
                                                                    --------         ---------        ---------

Total Stockholder's Equity                                          $58,540          $148,775         $162,560
                                                                    -------          --------         --------

Total Liabilities and Equity                                        $62,540          $148,775         $162,560
                                                                    =======          ========         ========










       The accompanying notes are an integral part of this Balance Sheet.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                            Deficit
                                                                                          Accumulated
                                                                           Additional     During The
                                                  Common Stock               Paid-In      Development
                                              Shares        Par Value        Capital         Stage          Total

Audited:

Issuance of stock for cash                  1,500,000        $1,500         $ 43,500            $--         $45,000

Direct payment of certain costs by affiliates
Organization costs paid by affiliates                                        $ 6,715                        $ 6,715
Offering costs paid by affiliates                  --            --         $ 15,040            $--        $ 15,040

Net Income (Loss)
For period from December 1, 2000
    (Inception) through December 31, 2000          --           $--              $--       ($ 8,215)       ($ 8,215)
                                                   --           ---              ---       ---------       ---------

BALANCE, December 31, 2000                  1,500,000        $1,500         $ 65,255       ($ 8,215)        $58,540
                                            =========        ======         ========       =========        =======

Direct payment of certain costs by affiliates
Operating costs paid by stock transfer                                       $ 3,000
Offering costs paid by stock transfer                                        $ 8,250
Additional offering costs paid by affiliates       --            --         $ 82,057            $--        $ 93,307

Three share for five stock dividend           900,000          $900            ($900)           $--             $--

Net Income (Loss)
For year ended December 31, 2001                   --           $--              $--       ($ 3,072)       ($ 3,072)
                                                   --           ---              ---       ---------       ---------

BALANCE, December 31, 2001                  2,400,000        $2,400         $157,662       ($11,287)       $148,755
                                            =========        ======         ========       =========       ========

Unaudited:

Direct payment of certain costs by affiliates
Additional offering costs paid by affiliates       --            --         $ 14,785            $--        $ 14,785

Net Income (Loss)
For three months ended March 31, 2002              --           $--              $--       ($ 1,000)       ($ 1,000)
                                                   --           ---              ---       ---------       ---------

BALANCE, March 31, 2002                     2,400,000        $2,400         $172,477       ($12,287)       $162,560
                                            =========        ======         ========      ==========       ========











                     The accompanying notes are an integral
                      part of this Statement of Changes in
                              Stockholders' Equity.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                            STATEMENTS OF OPERATIONS

                                                   Year Ended December 31,            Three-Month Ended March 31,
                                                   -----------------------            ---------------------------
                                                   2000              2001               2001              2002
                                                 (Audited)         (Audited)         (Unaudited)       (Unaudited)
Revenue                                                $--              $--                 $--              $--

Expenses
Organization Costs                                 $ 7,215                                  $--              $--
Operating Expenses                                   1,000            3,072                 804            1,000
                                                    ------           ------                ----           ------

Total Expenses                                     $ 8,215          $ 3,072                $804          $ 1,000

Net Income (Loss)                                  ($8,215)         ($3,072)              ($804)         ($1,000)
                                                   ========         ========              ======         ========

Net Income (Loss) Per Common Share                     $--              $--                 $--              $--
                                                       ===              ===                 ===              ===

Number of common shares issued
    and outstanding during period                1,500,000        1,500,000           1,500,000        2,400,000
                                                 =========        =========           =========        =========

Number of common shares used in
    calculation of earnings per share            2,400,000        2,400,000           2,400,000        2,400,000
                                                 =========        =========           =========        =========































        The accompanying notes are an integral part of this Statement of
                                  Operations.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                             STATEMENTS OF CASH FLOW

                                                   Year Ended December 31,            Three-Month Ended March 31,
                                                   -----------------------            ---------------------------
                                                   2000              2001               2001              2002
                                                 (Audited)         (Audited)         (Unaudited)       (Unaudited)
Cash flows from operating activities
    Net income (loss)                              ($8,215)         ($3,072)              ($804)         ($1,000)
    Less expenses paid by affiliates                 6,715            3,000                 750               --
                                                    ------           ------                ----               --
    Net cash operating loss                        ($1,500)           ($ 72)              ($ 54)         ($1,000)

Change in operating assets and liabilities:
    Increase (decrease) in current liabilities       4,000           (4,000)             (1,000)              --
                                                    ------          --------            --------              --
    Net cash provided by (used in)
       operating activities                        $ 4,000          ($4,000)            ($1,000)         ($1,000)

Cash flows from financing activities
    Proceeds from issuance of common stock         $45,000               --                  --               --
    (Increase) in deferred offering costs
       incurred by the company                      (3,500)          (1,502)             (1,502)              --
                                                   --------          -------             -------              --
    Net cash provided by (used in)
       financing activities                        $41,500          ($1,502)            ($1,502)             $--
                                                   -------          --------            --------             ---

Net increase (decrease) in cash                    $44,000          ($5,574)            ($2,502)         ($1,000)

Cash balance, beginning of period                      $--          $44,000             $44,000          $38,426
                                                       ---          -------             -------          -------

Cash balance, end of period                        $44,000          $38,426             $41,444          $37,426
                                                   =======          =======             =======          =======

Supplemental disclosure of non-cash transactions
involving direct payment of certain costs by affiliates
    Proceeds from direct payment of
       organization costs by affiliates            $ 6,715              $--                 $--              $--
    Proceeds from direct payment of
       operating costs by affiliates                    --            3,000                 750               --
    Proceeds from direct payment of
       offering costs by affiliates                 15,040           90,307              30,603           14,785
                                                   -------          -------             -------          -------
    Total non-cash transactions involving
       direct payments by affiliates               $21,755          $93,307             $31,353          $14,785
                                                   =======          =======             =======          =======















   The accompanying notes are an integral part of this Statement of Cash Flows

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          NOTES TO FINANCIAL STATEMENTS

               (Information with respect to events occurring after
                        December 31, 2001 is unaudited)


1.    Organization and Operations

     Win or Lose Acquisition Corporation (the "Company") was incorporated in Delaware on December 1, 2000, for the purpose of conducting a public distribution of securities (the "Proposed Distribution") and then effecting a merger, acquisition or other business combination transaction (a "Business Combination") with an unidentified privately-held company (a "Target"). Since the Company has not yet identified Target, persons who acquire securities in connection with the Proposed Distribution will have virtually no substantive information available for advance consideration of any specific Target. The Company's business strategy is also referred to as a "blind pool" because neither the management of the Company nor the persons who acquire securities in the Proposed Distribution know what the business of the Company will ultimately be.

     The Company's business goal is to engage in a Business Combination on terms that will give its' stockholders a reasonable share of the increased market value that ordinarily arises when a private company makes the transition to public ownership.

     The Company is currently in the development stage. All activity of the Company to date relates to its organization and financing activities.

     The Company has not engaged in any substantive business activities to date and has no specific plans to engage in any particular business in the future. The Company's ability to commence operations is contingent upon completion of the Proposed Distribution described in Note 2.

2.    Proposed Public Distribution of Securities

     On December 20, 2000, the Company filed a Form S-1 registration statement for a proposed public offering of securities under the Securities Act of 1933. The original registration statement included 500,000 shares of common stock that were to be offered to the public for cash; 500,000 shares of common stock that were to be issued as compensation for services; 1,500,000 shares of common stock that were to be sold by the Company's officers; and 12,500,000 shares of common stock that were to be issued in connection with a business combination.

     In December 2001, the Company's board of directors implemented certain corporate changes, including:

o The renegotiation of an employment agreement between the Company and its president, Sally A. Fonner;

o The termination of a tri-lateral "Administration Agreement" between the Company, the officers of the Company and Capston Network Company, a corporation owned by Ms. Fonner;

o The transfer of 375,000 shares of common stock from the Company's original stockholders to Ms. Fonner in connection with the corporate changes; and

o    A three share for five stock dividend.

     Subsequently, in March 2002, the board of directors approved the filing of an amended registration statement for the Proposed Distribution that includes the following securities:

o 400,000 shares that the Company's officers will transfer to a total of 800 donees selected by them;

o 1,600,000 shares that the Company's officers may offer to sell to advisors to the Company, the owners of a target and other participants in a business combination; and

o 12,600,000 shares that the Company may issue in connection with a business combination.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          NOTES TO FINANCIAL STATEMENTS

               (Information with respect to events occurring after
                        December 31, 2001 is unaudited)


2.    Proposed Public Distribution of Securities--continued

     The Proposed Distribution is subject to and will be conducted in compliance with Securities and Exchange Commission Rule 419, which was adopted to strengthen the regulation of securities offered by "blank check" companies. Rule 419 defines a blank check company as a development stage company (a) that has no specific business plan or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company and (b) is proposing to issue a "penny stock." For purposes of Rule 419, penny stocks include all shares that have a price of less than $5 per share and are not listed on Nasdaq or a stock exchange.

     The Company's officers will distribute 400,000 shares of common stock to individuals selected by them ("Donees"). Each Donee will receive 500 gift shares and will be subject to the resale restrictions described in the prospectus. The officers will promptly deposit stock certificates for gift shares in the Rule 419 escrow upon issuance. When the Company's officers negotiate agreements for the resale of founders' shares, they will promptly deposit stock certificates for the transferred shares in the Rule 419 escrow. The stock certificates on deposit in the Rule 419 escrow will be held in trust for the sole benefit of the beneficial owners until the shares are either released from escrow or returned to the Company's officers in compliance with Rule 419.

     In connection with the Company's reconfirmation offering, each Donee must approve the proposed transaction in writing and elect to accept delivery of his gift shares. In the absence of an affirmative election by a Donee, the escrow agent will surrender the Donee's stock certificates to the officer who made the original gift.

     The Company's business plan is based on the assumption that it will require $45,000 in cash to finance its operations during the period between the closing of its cash offering and the completion of its reconfirmation offering. Since the Company had $38,426 in cash at December 31, 2001, the officers will contribute $7,574 to the Company on the date of the prospectus for the purpose of increasing its' available cash balance to $45,000.

     As a result of its limited resources, the Company will, in all likelihood, have the ability to affect only a single Business Combination. Accordingly, the prospects for the Company's success will be entirely dependent upon the future performance of a single business.

     The Company is unlikely to enter into an agreement with a Target that does not have sufficient net tangible assets or operating income to satisfy the minimum listing standards of the Nasdaq stock market. Therefore management expects a business combination to result in a change in control. After a change in control, the owners of the Target will have the right to appoint their own officers and directors, and the Company's current officers will have no ability to influence future business decisions.

     The Company may not qualify for a Nasdaq listing upon completion of a Business Combination. In such an event, the Company's common stock will be traded on the over-the-counter market. It is anticipated that the common stock will qualify for quotation on the OTC Bulletin Board; a NASD sponsored and operated inter-dealer automated quotation system for equity securities that are not included in Nasdaq. It is also anticipated that the company's common stock will qualify for inclusion in the National Quotation Bureau "OTC Pink Sheets." There can be no assurance that the liquidity and prices of the Company's common stock in the secondary market will not be adversely affected.

     There is no assurance that the Company will be able to affect a Business Combination. If the Company is unable to close a transaction within 18 months from the date of its prospectus, Rule 419 will require that all gift share transactions be unwound and all certificates for gift shares be returned to the Company's officers. In that event, the Donees will receive nothing.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          NOTES TO FINANCIAL STATEMENTS

               (Information with respect to events occurring after
                        December 31, 2001 is unaudited)


3.    Summary of Significant Accounting Policies

     Fiscal Year

     The Company's fiscal year begins on January 1 and ends on December 31 of each year. For the period ended December 31, 2000, the Company's Statements of Operations and Cash Flow reflect all transactions that arose between December 1, 2000, the inception date of the Company, and December 31, 2000.

     Interim Financial Statements

     The financial statements as of and for the three-month periods ended March 31, 2002 and 2001 are unaudited, but in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Organization and Start-up Costs

     During the period ended December 31, 2000, the Company incurred a total of $7,215 in organization costs and $1,000 in audit fees, all of which were accounted for as start-up costs. Of this total, the Company paid $1,500 and the officers of the Company paid or agreed to pay $6,715 from their personal funds. In accordance with FASB Statement of Position 98-5, all organization and start-up costs were charged to expense on a current basis during the period ended December 31, 2000.

     Deferred Offering Costs

     Deferred offering costs will be carried as an asset until the Company completes a business combination or abandons its business and liquidates. Upon the occurrence of either event, deferred offering costs will be offset against additional paid-in capital.

     Through December 31, 2001, the Company incurred $110,349 in deferred offering costs, including $2,502 in filing fees, $99,597 in legal fees, and $8,250 in printing and engraving costs. Of this total, the Company paid $5,002 and the officers of the Company paid or agreed to pay $105,347 from their personal funds.

     During the three-months ended March 31, 2002, the Company incurred an additional $14,785 in deferred offering costs. The Company's officers paid or agreed to pay all such costs from their personal funds. The Company expects to incur approximately $23,130 in additional offering costs prior to the completion of the gift share distribution. The Company's officers will pay all of these costs from their personal funds.

     Stock-Based Compensation Paid by Affiliates.

     In connection with the renegotiation of Ms. Fonner's employment agreement and the termination of the Administration Agreement, the Company's officers each transferred 125,000 shares to Ms. Fonner. Since Capston and Ms. Fonner had a fixed and determinable economic interest in the founders' shares that was expected to exceed 25% of the total resale proceeds, the transferred shares were valued at $0.03 per share for accounting purposes. The Company recognized $3,000 in general and administrative expense and $8,250 in deferred offering costs for the year ended December 31, 2001 as a result of these transactions.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          NOTES TO FINANCIAL STATEMENTS

               (Information with respect to events occurring after
                        December 31, 2001 is unaudited)


3.    Summary of Significant Accounting Policies--continued

     Net Income (Loss) Per Common Share

     The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB No. 98"). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding.

     The Company's net income (loss) per common share has been calculated on the basis of 2,400,000 shares issued and outstanding, which gives retroactive effect to a three share for five stock dividend implemented on December 28, 2001.

     There were no warrants outstanding at December 31, 2000, December 31, 2001 or March 31, 2002.

     Additional Paid in Capital

     The Company has no obligation to reimburse organization, operating and offering costs paid by its officers. The following table presents summary information on the total organization, operating and offering costs incurred as of December 31, 2001, the additional offering costs incurred during the three-month period ended March 31, 2002, the anticipated costs to be incurred prior to the completion of the gift share distribution, and allocation of such costs between the Company and its officers:

                                                                  Total costs       Paid by            Paid by
                                                                   incurred         company           officers
       Organization costs                                          $ 7,215             $ 500          $ 6,715
       Operating costs through December 31, 2001                     4,072             1,072            3,000
       Offering costs through December 31, 2001                    110,349             5,002          105,347
                                                                  --------            ------         --------
           Balance at December 31, 2001                           $121,636            $6,574         $115,062
       Additional operating costs through March 31, 2002             1,000             1,000
       Additional offering costs through March 31, 2002             14,785                --           14,785
                                                                   -------                --          -------
           Balance March 31, 2001                                 $137,421            $7,574         $129,847
       Anticipated additional offering costs                        23,130                --           23,130
                                                                   -------                --          -------
           Totals                                                 $160,551            $7,574         $152,977

       Related Party Transactions

     The following table summarizes differences between the organization, operating and offering costs that the Company's officers had agreed to pay as of March 31, 2002 and December 31, 2001, and the amounts actually paid prior to those dates.

                                                               December 31, 2001          March 31, 2002
       Organization costs assumed by officers                       $ 6,715                   $ 6,715
       Operating costs assumed by officers                            3,000                     3,000
       Offering costs assumed by officers                           105,347                   120,132
                                                                   ---------                 --------
           Subtotal                                                $115,062                  $129,847
       Less: cumulative payments made                                89,092                    94,092
                                                                    -------                   -------
           Unpaid balance                                          $ 25,970                  $ 35,755
                                                                   ========                  ========

     The Company is not contingently liable for the unpaid balance of the offering costs contracted that the Company's officers have agreed to pay.

                       WIN OR LOSE ACQUISITION CORPORATION
                                (A DEVELOPMENT STAGE ENTITY)
                          NOTES TO FINANCIAL STATEMENTS

               (Information with respect to events occurring after
                         December 31, 2001 is unaudited)


3.    Summary of Significant Accounting Policies--continued

     Income Taxes

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, and are measured based on enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

4.    Capital Stock

     The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock. The Company's Board of Director's has the power to issue any or all of the authorized but unissued Common Stock without stockholder approval. The Company currently has no commitments to issue any shares of Common Stock other than the gift shares; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. Since the company expects to issue additional shares of Common Stock in connection with a Business Combination, the ultimate ownership of the gift share donees is likely to be less than 5% of the issued and outstanding common stock of the Company. It is impossible to predict whether a business combination will ultimately result in dilution to gift share donees. If the target has a relatively weak balance sheet, a business combination may result in significant dilution. If a target has a relatively strong balance sheet, there may be no dilution.

      The Board of Directors of the Company is empowered, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock (the "Preferred Stock") with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock. There are no shares of preferred stock issued or outstanding.

     In December 2000, the Company's original officers purchased 1,500,000 shares of common stock for cash at a price of $0.03 per share. On December 28, 2001, the board of directors implemented a three share for five stock dividend that increased the number of issued and outstanding shares from 1,500,000 to 2,400,000 shares. In connection therewith, additional paid in capital was decreased by $900 and capital stock was increased by $900.

5.     Incentive Stock Plan

     The Company's 2000 Incentive Stock Plan was adopted and approved in connection with the organization of the Company. The common stock reserved for issuance under the plan will be the lesser of 750,000 shares, or 10% of the total number of shares outstanding after the closing of a Business Combination.

     The class of persons eligible to participate in the plan includes all full-time and part-time employees of the Company, provided that the eligible participants do not include employees who are eligible to receive awards under the terms of any employment contract or specialty plan adopted by us in the future. The plan permits the grant of a variety of incentive awards including
(i) non-qualified stock options, (ii) incentive stock options, (iii) shares of restricted stock, (iv) shares of phantom stock, and (v) stock bonuses. In addition, the plan allows us to grant cash bonuses that will be payable when an employee is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

     There were stock options or other incentive awards outstanding at December 31, 2000, December 31, 2001 or March 31, 2002.

                       INSTRUCTIONS FOR GIFT SHARE DONEES

      One of our officers has offered to give you 500 shares of our common stock. You will not be expected or permitted to give our officer any money, property or other valuable consideration in connection with this gift. In order to receive the gift shares you must execute either a paper or an electronic copy of the Gift Share Acceptance Certificate set forth below.

     IF GIFT SHARES WILL BE ISSUED TO MORE THAN ONE MEMBER OF YOUR FAMILY,
       A SEPARATE GIFT SHARE ACCEPTANCE CERTIFICATE MUST BE COMPLETED FOR
                               EACH FAMILY MEMBER.

         GIFT SHARE ACCEPTANCE CERTIFICATES FOR GIFTS TO MINOR CHILDREN
            MUST BE EXECUTED BY A PARENT OR LEGAL GUARDIAN ACTING AS
                            CUSTODIAN FOR THE CHILD.

     Paper Execution: If you want to execute a paper copy of the Gift Share Acceptance Certificate you must:

     o Make a photocopy of the Gift Share Acceptance Certificate and complete all required information;

     o    Sign the Gift Share Acceptance Certificate in the space indicated; and

     o    Mail the executed Gift Share Acceptance Certificate to:

                       Win or Lose Acquisition Corporation
                          c/o First Union National Bank
                              Corporate Trust Group
                           5847 San Felipe, Suite 1050
                              Houston, Texas 77057

     Electronic Execution: If you would rather execute an electronic version of the Gift Share Acceptance Certificate you must:

     o Log-on to the electronic Gift Share Acceptance Certificate on our Internet website at:

         www.winorlose.info/acceptance/home.html

     o    Follow the on-line instructions and complete all required information;
          and

     o Electronically sign the Gift Share Acceptance Certificate in the space indicated.


                       WIN OR LOSE ACQUISITION CORPORATION
                        GIFT SHARE ACCEPTANCE CERTIFICATE


Win or Lose Acquisition Corporation
c/o First Union National Bank
Corporate Trust Group
5847 San Felipe, Suite 1050
Houston, Texas 77057

Gentlemen,

1. _____________________________, an officer of Win or Lose Acquisition
Corporation (the "Company"), has advised me in writing of his or her intent to transfer 500 shares of the Company's common stock to me as a gift. I understand that I will not be asked to transfer any money, property or other valuable consideration to the above-named officer of the Company or to any other person in connection with the transfer of gift shares. I also understand that I must execute a copy of this Gift Share Acceptance Certificate as a condition to the transfer of the gift shares to me.

2. I have received and reviewed a copy of the Company's prospectus dated June 7, 2002. I understand that:

   (a)The Company is a "blank check company," as defined in Securities and Exchange Commission Rule 419, and the gift share distribution is subject to the requirements of Rule 419.

   (b)The Company's officers will give a total of 400,000 shares of our common stock to family members, personal friends and business acquaintances selected by them (the "Donees"). Each donee will receive 500 gift shares and will be subject to the resale restrictions described in the prospectus.

   (c)The gift shares are fully paid and nonassessable common stock of the Company and the execution of this Gift Share Acceptance Certificate will not subject me to any liability to the officer identified above, the Company, any other Donee or any target that subsequently enters into a business combination with the Company.

   (d)The Company's officers will deposit all certificates for gift shares in escrow with First Union National Bank. The stock certificates deposited in the Rule 419 escrow will be registered in my name and held in trust for my benefit until the Company negotiates a business combination and complies with the disclosure, reconfirmation and closing requirements of Rule 419.

   (e)I will be required to retain ownership of at least 100 gift shares until the earlier of nine months after the completion of a business combination or the listing of the combined companies' stock on Nasdaq.

   (f)THE COMPANY'S Shares are EXTREMELY speculative AND ITS BUSINESS PLAN involves a VERY high degree of risk.

2. I understand that if the Company fails to negotiate a business combination within 18 months from the date of the prospectus, the board of directors will promptly liquidate the Company. In such an event, I will only receive a distribution equal to my pro rata share of the Company's remaining assets, if any.

3. I understand that if the Company negotiates a business combination, I will be sent an updated prospectus that provides a detailed description of the proposed transaction and the other information required by Rule 419. The updated prospectus will be sent to me within 5 business days after the effective date of the post-effective amendment to the Company's registration statement. I will then be given not less than 20 days nor more than 45 days to decide whether I want to:

   (a)Approve the proposed transaction and remain a stockholder of the Company, or

   (b)Reject the proposed transaction and instruct the escrow agent to return my gift shares to the officer identified above.

4. If I elect to remain a stockholder of the Company, I will execute a written reconfirmation certificate and send the executed reconfirmation certificate to the escrow agent within the reconfirmation period specified in the updated prospectus. If the escrow agent does not receive an executed reconfirmation certificate from me within the time period specified in the updated prospectus, the escrow agent will return my gift shares to the officer identified above.

5. Even if I elect to remain a stockholder of the Company, my decision will be subject to the reconfirmation threshold specified in the Company's updated prospectus. I understand that if a sufficient number of other gift share donees do not also execute reconfirmation certificates within the period specified in the updated prospectus, the escrow agent will return all gift shares to the Company's officers.

7. If I elect to remain a stockholder of the Company and the reconfirmation threshold specified in the Company's updated prospectus is met, the escrow agent will mail my stock certificates to me within 5 business days after the escrow agent receives a notice from the Company that a business combination has been completed and all other conditions to the release of my stock certificates have been satisfied. I understand that when the escrow agent delivers my shares, I will receive two stock certificates: one for 100 shares and a second for 400 shares. I understand that the certificate for 100 shares will be imprinted with a restrictive legend that describes the applicable limitations on transfer.

8. I hereby confirm that I have not promised or agreed to transfer any money, property or other valuable consideration to the above-named officer of the Company or to any other person in connection with the transfer of gift shares. I further represent that (i) I am acquiring the gift shares solely for my personal account, (ii) I am acquiring the gift shares for investment, (iii) I am not acquiring the gift shares with a view to or for resale in connection with any subsequent distribution thereof, and (iv) I have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

9. I understand that this Gift Share Acceptance Certificate does not impose any legal obligations on me, but constitutes a valid unilateral contract that is a binding obligation of the officer identified above. I understand that the gift evidenced hereby is subject to all of the conditions set forth herein, and no others.

10. Subject to all of the foregoing, I hereby accept the above named officer's gift of 500 shares of the Company's common stock. I have executed this Gift Share Acceptance Certificate on the date set forth below and forwarded the executed Gift Share Acceptance Certificate to the escrow agent.


      Executed in the City of _________________, State of ________________
      this ___ day of ___________, 2002


(Signature of Donee)


                        GENERAL REGISTRATION INFORMATION

      Please register my shares as follows


(Name of Registered Owner)


(Social Security or Federal Tax I.D. Number)


(Street Address)


(City, State, Zip Code)


(Telephone, including area code)


(e-mail address)


                       ADDITIONAL REGISTRATION INFORMATION
                        FOR STOCK GIFTS TO MINOR CHILDREN

            Please register the gift shares under the Uniform Gifts to Minors Act as follows:

              _________________________________, as custodian for
              _________________________________

              under the Uniform Gifts to Minors Act of the State of ____________________.

                       Win or Lose Acquisition Corporation

                                  Common Stock

12,600,000 shares to be issued by us in connection with a business combination;
     and

2,000,000 shares to be distributed by selling stockholders
















































                             1268 Bayshore Boulevard
                             Dunedin, Florida 34698
                                 (727) 734-7346